                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              ON ASSIGNMENT, INC.,

                        ON ASSIGNMENT ACQUISITION CORP.,

                      HEALTH PERSONNEL OPTIONS CORPORATION

                                       AND

                             CERTAIN STOCKHOLDERS OF
                      HEALTH PERSONNEL OPTIONS CORPORATION

                                 MARCH 27, 2002

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                                TABLE OF CONTENTS

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                                                     Article I
                                                    Definitions

1.1      Definitions.............................................................................................1

                                                    Article II
                                                      Merger

2.1      The Merger..............................................................................................7

2.2      Closing and Effective Time of the Merger................................................................8

2.3      Effects of the Merger...................................................................................8

                                                    Article III

        Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

3.1      Effect on Company Capital Stock.........................................................................8

3.2      Exchange of Certificates................................................................................9

3.3      Return of Merger Consideration.........................................................................11

                                                    Article IV
                                          Representations and Warranties

4.1      Representations and Warranties of the Company and the Management Stockholders..........................13

4.2      Representations and Warranties of Parent and Sub.......................................................30

                                                     Article V
                                     Covenants Relating to Conduct of Business

5.1      Conduct of Business by the Company Pending the Merger..................................................38

5.2      No Solicitation; Other Offers..........................................................................41

                                                    Article VI
                                               Additional Agreements

6.1      Access to Information..................................................................................41

6.2      Legal Conditions to Merger.............................................................................42

6.3      Stock Options and Warrant..............................................................................43

6.4      Payment of Accrued Dividends...........................................................................44

6.5      Registration Rights Agreement..........................................................................44

6.6      Agreement to Defend....................................................................................44

6.7      Public Announcements...................................................................................44

6.8      Other Actions..........................................................................................44
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6.9      Advice of Changes......................................................................................45

6.10     Voting Agreements......................................................................................45

6.11     Stockholder Vote.......................................................................................45

6.12     Registration of Form S-3...............................................................................45

6.13     Limitation on Michael's Representations and Warranties.................................................45

                                                    Article VII
                                               Conditions Precedent

7.1      Conditions to Each Party's Obligation to Effect the Merger.............................................45

7.2      Conditions to Obligations of Parent and Sub............................................................46

7.3      Conditions to Obligations of the Company...............................................................47

                                                   Article VIII
                            Survival of Representations and Warranties; Indemnification

8.1      Survival of Representations and Warranties.............................................................48

8.2      Indemnification by the Company and the Company Stockholders............................................48

8.3      Indemnification by Parent..............................................................................49

8.4      Damages................................................................................................50

8.5      Procedure..............................................................................................50

8.6      Limitation on Indemnification After the Effective Time.................................................51

                                                    Article IX
                                             Termination and Amendment

9.1      Termination............................................................................................53

9.2      Effect of Termination..................................................................................54

9.3      Amendment..............................................................................................54

9.4      Extension; Waiver......................................................................................55

                                                     Article X
                                                General Provisions

10.1     Payment of Expenses....................................................................................55

10.2     Survival of Representations, Warranties and Agreements.................................................55

10.3     Notices................................................................................................55

10.4     Interpretation.........................................................................................58

10.5     Counterparts...........................................................................................58

10.6     Entire Agreement; No Third-Party Beneficiaries.........................................................58
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10.7     Governing Law..........................................................................................58

10.8     No Remedy in Certain Circumstances.....................................................................59

10.9     Assignment.............................................................................................59

10.10    Enforcement of the Merger Agreement....................................................................59

10.11    Performance by Sub.....................................................................................59

10.12    Severability...........................................................................................59

10.13    Titles and Section Headings............................................................................59

10.14    Further Assurances.....................................................................................60
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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2002 (this "MERGER AGREEMENT"), among On Assignment, Inc., a Delaware corporation ("PARENT"), On Assignment Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), Health Personnel Options Corporation, an Ohio corporation (the "COMPANY"), Timothy A. Michael ("MICHAEL") and J. William DeVille ("DEVILLE", and collectively with Michael, the "MANAGEMENT STOCKHOLDERS") and for purposes of Sections 3.3, 6.5, 6.10 and Article VIII only of this Merger Agreement, River Cities Capital Fund Limited Partnership, a Delaware limited partnership, River Cities Capital Fund II Limited Partnership, a Delaware limited partnership and Castellini Management Company Limited Partnership, an Ohio limited partnership (collectively, the "VENTURE STOCKHOLDERS").

         WHEREAS, each of the Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of its corporation and its stockholders to consummate the business combination transaction provided for herein;

         WHEREAS, the combination of Parent and the Company is to be effected by the terms of this Merger Agreement through a merger as described below (the "MERGER");

         WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Company Capital Stock are to be converted into the right to receive the Merger Consideration upon the terms and conditions set forth herein;

         WHEREAS, immediately prior to the execution of this Merger Agreement, the Board of Directors of the Company has approved the Merger in accordance with the requirements of Ohio law and the charter documents of the Company;

         WHEREAS, Parent, Sub, the Company, and the Management Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. For purposes of this Merger Agreement:

               (a) "ACQUISITION PROPOSAL" means any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, for a tender or exchange offer, a merger,

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consolidation or other business combination involving the Company or any proposal to acquire in any manner a substantial (10% or more) equity interest in, or substantially all of the assets of, the Company.

               (b) "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

               (c) "AGGREGATE COMPANY CAPITAL STOCK" means the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (ii) the number of Company Common Stock Equivalents outstanding immediately prior to the Effective Time.

               (d) "AVERAGE PRICE" means the average of the per share daily closing price of Parent Common Stock as reported on Nasdaq during the ten consecutive trading days ending on the trading day immediately prior to the date on which this Merger Agreement is executed.

               (e) "BUSINESS DAY" means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in California or Ohio are permitted or required to be closed.

               (f) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.).

               (g) "COMPANY CAPITAL STOCK" means the shares of Company Common Stock and Company Preferred Stock.

               (h) "COMPANY COMMON STOCK" means the shares of the Company's common stock, no par value.

               (i) "COMPANY COMMON STOCK EQUIVALENTS" means, with respect to any share of Company Preferred Stock, that number of shares of Company Common Stock into which such share is convertible immediately prior to the Effective Time.

               (j) "COMPANY DEBT" means the sum of all outstanding notes payable, capitalized leases, overdrafts (excluding overdrafts that are used solely as working capital to pay for bona fide accounts payable of the Company, including related accrued payroll and accrued withholding taxes incurred in the Ordinary Course of Business) and lines of credit of the Company and the Company Sub, less all cash and cash equivalents of the Company and the Company Sub, all as reflected on the Company's balance sheet as of February 28, 2002, plus (A) the sum of (i) the Investment Banking Fees, (ii) the Management Bonus Payments, less the amount of the aggregate accrued bonuses on the books of the Company at February 28, 2002, for Wead and DeVille, which are verified to the satisfaction of Parent (iii) one-half of the filing fees incurred by Parent and the Company in connection with the HSR filing, (iv) the payment in cash of any dividends in respect of the Company Preferred Stock, (v) all payments to optionholders in connection with the cash out of their options (vi) any loans or advances to employees which have not been repaid by the Closing Date, (vii) all payments made between February 28, 2002 and the Closing Date in connection with any transaction by the Company not in the Ordinary Course of Business, including all payments to Michael pursuant to the Michael Agreement, (viii) all

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income, withholding, payroll and excise taxes payable by the Company in connection with the Management Bonus Payments, the cash out of the Vested Options, the exercise of the Vested Options (but only to the extent such taxes have not been withheld by the Company from any such payment or in connection with any such transaction or have otherwise been paid to the Company in connection with any such transaction) and/or the Warrant (as defined in Section 4.1(c)(i)) or arising out of or related to any other transactions of the Company not in the Ordinary Course of Business and (ix) all other fees and expenses, including, without limitation, legal fees, incurred by the Company in connection with this Merger Agreement and the transactions contemplated hereunder, less (B) any cash received by the Company upon the exercise of the Vested Options or the Warrant.

               (k) "COMPANY DISCLOSURE LETTER" means the disclosure letter to be delivered by the Company to Parent and Sub in connection with this Merger Agreement.

               (l) "COMPANY INTANGIBLE PROPERTY" means all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs, know how, trade secrets, copyrights and other intellectual property rights that the Company uses in its business operations.

               (m) "COMPANY PREFERRED STOCK" means the shares of the Company's Series A Preferred Stock and Series B Preferred Stock.

               (n) "COMPANY STOCKHOLDERS" means (i) the Management Stockholders,
(ii) those certain non-management stockholders of the Company identified on Exhibit A hereto, including the Venture Stockholders, and (iii) Kenneth Wead ("Wead") ((ii) and (iii) are collectively referred to herein as the "NON-MANAGEMENT STOCKHOLDERS").

               (o) "COMPANY SUB" means Nurse Bridge Consultants, LLC, a limited liability company organized under the laws of Ohio.

               (p) "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

               (q) "DGCL" means the Delaware General Corporation Law.

               (r) "ENCUMBRANCE" means any mortgage, pledge, lien (statutory or other), security interest, charge, claim, restriction on transfer, restriction on conveyance, assignment or license, or conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), of any kind or any nature whatsoever, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

               (s) "ENVIRONMENTAL LAW" means any applicable law regulating, prohibiting or requiring the notification of any Releases into any part of the natural environment, pertaining to the protection of natural resources, the environment and public and employee health and safety, or governing or regulating the use, storage, handling, transportation, treatment, processing, disposal or generation of any Hazardous Materials, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.), the Clean Water Act

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(33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et
seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), Safe Drinking Water Act (Section 42 U.S.C. Section 300 et seq.) and the regulations promulgated pursuant thereto, and all other applicable Legal Requirements promulgated pursuant thereto, as such Legal Requirements have been and may be amended or supplemented through the Closing Date.

               (t) "ESCROW ACCOUNT" means the escrow account established in accordance with, and subject to the terms of, the Escrow Agreement.

               (u) "ESCROW AGENT" means an independent institution that provides escrow services and which will be selected by Parent and the Company prior to the Closing and any successor pursuant to the Escrow Agreement.

               (v) "ESCROW AGREEMENT" shall mean the Escrow Agreement in the form attached hereto as Exhibit H.

               (w) "ESCROW AMOUNT" means that portion of the Merger Consideration equal to $15 million to be transferred at the Effective Time to the Escrow Agent for immediate deposit into the Escrow Account; 50% of such amount shall be paid in cash from the Cash Merger Consideration and 50% shall be paid in the form of Parent Company Stock received as Merger Consideration (such Parent Common Stock to be valued at the Average Price of Parent Common Stock).

               (x) "GAAP" means United States generally accepted accounting principles as of the date hereof.

               (y) "GOVERNMENTAL ENTITY" means any federal, state, local or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality.

               (z) "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated pursuant to any Environmental Law by any Governmental Entity in the jurisdictions in which the applicable party conducts business, or in the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

               (aa) "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (bb) "INVESTMENT BANKING FEES" means all the fees incurred from SunTrust Robinson Humphrey Capital Markets, and any other investment banker, broker or advisor, by the Company and the Company Stockholders in connection with the Merger and the transactions contemplated hereunder.

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               (cc) "KNOWLEDGE OF THE COMPANY" means, with respect to any matter stated herein to be to the "knowledge of the Company or the Management Stockholders" or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Controller of the Company, or the actual knowledge of any of the Management Stockholders.

               (dd) "KNOWLEDGE OF PARENT" means, with respect to any matter stated herein to be to the "knowledge of Parent" or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or Controller of Parent.

               (ee) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

               (ff) "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

               (gg) "LOSS" means any action, cost, damage, disbursement, expense, Liability (including consequential and incidental damages), obligation, indebtedness, expense, claim, deficiency, loss, guaranty of any type, diminution in value, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by an Indemnified Party.

               (hh) "MATERIAL ADVERSE EFFECT" means any effect or change that is or is reasonably likely to be materially adverse to the business, operations, assets, condition (financial or otherwise), prospects or results of operations of (i) the Company, or (ii) Parent, Operating Sub and Sub taken as a whole, as the case may be.

               (ii) "MANAGEMENT BONUS PAYMENTS" means all payments, and all withholding taxes related thereto, that have been made or will be made at or prior to the Closing Date by the Company to Michael pursuant to the Michael Agreement, and the contemplated bonus payments of $500,000 to DeVille and $300,000 to Wead.

               (jj) "MICHAEL AGREEMENT" means that certain Agreement between Michael and the Company, dated March 22, 2002.

               (kk) "NASDAQ" means the Nasdaq National Market.

               (ll) "OHIO LAW" means Title XVII of the Ohio Revised Code.

               (mm) "OPERATING SUB" means Assignment Ready, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

               (nn) "ORDINARY COURSE OF BUSINESS" refers to any action taken by a Person, but only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and (ii) does not require authorization by the Board of Directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature other than approval of an officer of such Person.

               (oo) "OSHA" means the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.).

               (pp) "PBGC" means the Pension Benefit Guaranty Corporation.

               (qq) "PARENT COMMON STOCK" means shares of the common stock of Parent, par value $0.01 per share.

               (rr) "PARENT DISCLOSURE LETTER" means the Disclosure Letter to be delivered by Parent to the Company and to the Company Stockholders in connection with this Merger Agreement.

               (ss) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture, enterprise or other entity, including any Governmental Entity.

               (tt) "PER SHARE RATIO" means, (i) with respect to any share of Company Common Stock, the percentage obtained by dividing (A) that share of Company Common Stock by (B) the Aggregate Company Capital Stock, and (ii) with respect to any share of Company Preferred Stock, the percentage obtained by dividing (A) the Company Common Stock Equivalents represented by such share by
(B) the Aggregate Company Capital Stock.

               (uu) "PRO-RATA SHARE" means, (i) with respect to a holder of Company Common Stock, the percentage obtained by dividing (A) the number of such holder's shares of Company Common Stock immediately prior to the Effective Time by (B) the Aggregate Company Capital Stock, and (ii) with respect to a holder of Company Preferred Stock, the percentage obtained by dividing (A) the number of such holder's Company Common Stock Equivalents immediately prior to the Effective Time, by (B) the Aggregate Company Capital Stock.

               (vv) "RELATED DOCUMENTS" means any certificate, schedule, exhibit, document, agreement or instrument required to be delivered under, or in connection with, this Merger Agreement.

               (ww) "RELEASE" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party.

               (xx) "REMEDIAL ACTION" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (i) investigate, clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment;
(ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

               (yy) "SERIES A PREFERRED STOCK" means the Series A senior convertible preferred stock of the Company, $1,000 par value.

               (zz) "SERIES B PREFERRED STOCK" means the Series B senior convertible preferred stock of the Company, $1,000 par value.

               (aaa) "SUBSIDIARY" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

               (bbb) "TAX" means any tax (including, without limitation, any taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and capital gains, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, gift and property taxes), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

                                   ARTICLE II

                                     MERGER

         2.1 The Merger. Upon the terms and subject to the conditions of this Merger Agreement, and in accordance with the DGCL and Ohio law, the Company shall be merged with and into Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION").

         2.2 Closing and Effective Time of the Merger. Upon the terms and subject to the conditions set forth in Article VII and the termination rights set forth in Article IX, the closing of the Merger (the "CLOSING") will take place on a date to be specified by the parties, which date shall be no later than the third Business Day after satisfaction (or waiver in accordance with this Merger Agreement) of the latest to occur of the conditions (excluding the conditions that, by

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their nature, can not be satisfied until the Closing Date) set forth in Article
VII, at the offices of Fulbright & Jaworski L.L.P., 865 S. Figueroa Street, 29th Floor, Los Angeles, California, unless another date or place is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the "CLOSING DATE"). At the Closing, the parties shall cause the Merger to become effective by filing a certificate of merger (the "CERTIFICATE OF MERGER"), prepared and executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The time of the filing of the Certificate of Merger, or any later time that the parties may agree and specify in the Certificate of Merger, is referred to as the "EFFECTIVE TIME". The parties shall also take such other action that is required to effectuate the Merger pursuant to the Ohio Law.

         2.3 Effects of the Merger.

               (a) Surviving Corporation. At and after the Effective Time, the Merger will have the effects set forth in the DGCL and as set forth in the Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

               (b) Certificate of Incorporation. The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

               (c) Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

               (d) Officers and Directors. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                   ARTICLE III

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

         3.1 Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Company Capital Stock or Parent Common Stock:

               (a) Merger Consideration for Company Capital Stock. Each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(c)) shall, at the Effective Time, be exchanged for and converted into the right to receive the Per Share Ratio applicable to each such share of Company Common Stock or Company Preferred Stock, as the case may be, of (i) that number of validly issued, fully paid and non-assessable shares of Parent Common Stock, rounded to the nearest thousandth, equal to the quotient derived by dividing $75 million by the Average Price of Parent Common Stock (the "EXCHANGE RATIO") (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 3.2(d)), less that number of shares, if any, in the Escrow Account (A) returned to Parent or sold pursuant to the indemnification obligations of the Company Stockholders contained in Article VIII or (B) returned to Parent pursuant to Section 3.3 of this Agreement, and (ii) cash of $75 million less the amount of (A) Company Debt and (B) any cash in the Escrow Account that is remitted to Parent pursuant to the indemnification obligations of the Company Stockholders contained in Article VIII or returned to Parent pursuant to Section 3.3 of this Agreement (the "CASH MERGER CONSIDERATION"). The shares of Parent Common Stock described in clause
(i) above and the Cash Merger Consideration described in clause (ii) above are collectively referred to herein as the "MERGER CONSIDERATION".

         If, prior to the Effective Time, Parent should split or combine the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or other distribution.

               (b) Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation and the stock of the Surviving Corporation issued in that conversion shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

               (c) Cancellation of Treasury Stock and Related Party Stock. Each share of Company Capital Stock owned by the Company, the Company Sub, any entity controlling the Company or any wholly-owned Subsidiary of such entities shall automatically be canceled and retired without any conversion thereof and no Merger Consideration shall be delivered with respect thereto.

         3.2 Exchange of Certificates.

               (a) Exchange Procedures. Upon the surrender to Parent of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "CERTIFICATES"), each record holder thereof shall be entitled to receive in exchange therefor the applicable Merger Consideration provided for in Section 3.1(a) for each share of Company Capital Stock represented by the Certificates, reduced by such holder's Pro-Rata Share of the Escrow Amount ("PRO-RATA ESCROW AMOUNT") attributable to such Merger Consideration for such shares of Company Capital Stock. Parent shall transfer the Escrow Amount to the Escrow Agent for deposit in the Escrow Account immediately after the Effective Time and the Escrow Amount shall be held in accordance with and subject to the terms of the Escrow Agreement. All Cash Merger Consideration shall be paid by the wire transfer of immediately available funds to the accounts of the Company Stockholders. Each Company Stockholder shall provide Parent with written instructions identifying his or its account at least three Business Days prior to the Closing. All Certificates surrendered pursuant to this Section 3.2(a) shall immediately be canceled. In the event of a transfer of ownership of the Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the

Company, a certificate representing the appropriate number of shares of Parent Common Stock and the Cash Merger Consideration (less the Pro-Rata Escrow Amount) may be issued and delivered to a transferee if the Certificate representing such Company Common Stock or Company Preferred Stock, as applicable, is presented to Parent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (less the Pro-Rata Escrow Amount) applicable to the shares of Company Capital Stock represented by such Certificate) and all dividends or other distributions thereon with a record date after the Effective Time as contemplated by Section 3.2(b).

               (b) Distributions with Respect to Shares Prior to Exchange of Certificates. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby as a result of the exchange and conversion provided in Section 3.1(a), and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.2(d), until the holder of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

               (c) No Further Ownership Rights in Company Common Stock or Company Preferred Stock. All shares of Parent Common Stock issued in exchange for and upon the conversion of the Company Common Stock or Company Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.2(b) or 3.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as applicable, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

               (d) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued pursuant to this Article III, and, except as provided in this Section 3.2(d), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any fractional security, Parent shall pay to each holder of shares of Company Common Stock or Company Preferred Stock who would otherwise have been entitled to a fraction of a share of Parent

Common Stock pursuant to this Article III an amount in cash (without interest) equal to such holder's proportionate interest in the sum of (i) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled, multiplied by the Average Price of Parent Common Stock, and (ii) the aggregate dividends or other distributions that are payable with respect to such shares of Parent Common Stock pursuant to Section 3.2(b) (such dividends and distributions being herein called the "FRACTIONAL DIVIDENDS"). For purposes of determining whether a holder of shares of the Company Common Stock or Company Preferred Stock is to receive payment in lieu of fractional shares, all shares of Company Capital Stock held of record by such holder shall be aggregated.

         3.3 Return of Merger Consideration. Parent shall be entitled to have returned to it $5 million of the Merger Consideration to be deposited into the Escrow Account if the Revenues (as defined below), do not meet or exceed the "Revenue Hurdle" for the Term. For purposes of clarification, the $5 million deposited into the Escrow Account is part of the aggregate Escrow Amount. If this $5 million in Merger Consideration is returned to Parent pursuant to this
Section 3.3, it shall consist of $2.5 million in immediately available funds and $2.5 million in Parent Common Stock valued for purposes of this Section 3.3 at a per share price equal to the average daily closing price of Parent Common Stock as reported on Nasdaq during the ten (10) consecutive trading days ending on the last trading day immediately prior to December 31, 2002 (the "SECTION 3.3 AVERAGE PRICE"). The Revenues shall be determined at the end of the Term in the manner set forth in Section 3.3(b) below.

               (a) Definitions. The following terms shall have the following meanings for purposes of this Section 3.3:

                      (i) "Acquired Business" means the "Nurse Travel" and "Allied Travel" operations conducted by the Company and the Company Sub immediately prior to the Effective Time and by the Surviving Corporation and the Company Sub thereafter; for purposes of this Section 3.3, the operating results of "Nurse Travel" and "Allied Travel" shall be reported in a manner consistent with the existing practices of the Company;

                      (ii) "REVENUE HURDLE" means $112,570,000;

                      (iii) "REVENUES" has the meaning set forth in Section 3.3(b); and

                      (iv) "TERM" means the period that began on January 1, 2002 and ends at the close of business on December 31, 2002.

               (b) Manner of Revenue Computation. For purposes of this Merger Agreement, the "Revenues" of the Acquired Business during the Term shall mean the revenues from operations of the Acquired Business as determined in accordance with GAAP as consistently applied by the Company for its fiscal year ended June 30, 2001. Notwithstanding the foregoing, consistent with the Company's past practice for its fiscal year ended June 30, 2001, pass-through travel expenses of nurse and allied staff billed to the Company's customers shall not be included in the computation of Revenues. In determining the Revenues, there shall be excluded:

                      (i) Any revenues from the sale of any assets or property of the Acquired Business; and

                      (ii) Any revenues that are generated by any Person or business acquired by Parent, the Surviving Corporation, or any Affiliate thereof following the Effective Time; provided, however that revenues generated from any customers of the Company that are acquired by Parent, Surviving Corporation or any Affiliate thereof during the Term shall be included in Revenues.

               (c) Time of Determination. The Revenues shall be determined promptly after December 31, 2002, but in no event later than forty-five (45) days thereafter, by Parent. Copies of the report setting forth Parent's computation of the Revenues of the Acquired Business shall be submitted in writing to Stockholder Representative (as defined in the Escrow Agreement) and, unless Stockholder Representative notifies Parent in writing within thirty (30) days after receipt of the report (the "OBJECTION PERIOD") that it objects to the computation of the Revenues set forth therein, the report shall be binding and conclusive on all parties to this Agreement and all Company Stockholders for the purposes of this Merger Agreement. Stockholder Representative or its authorized representative shall have access to the books and records of the Company and the Surviving Corporation during regular business hours to verify the computation of Revenues made by Parent. If Stockholder Representative notifies Parent in writing within the Objection Period that it objects to the computation of Revenues set forth therein, Parent and Stockholder Representative shall meet to attempt to resolve the objection. If Parent and Stockholder Representative are unable to reach agreement within thirty (30) Business Days after such notification, KPMG or such other independent accounting firm agreed to by Parent and the Stockholder Representative (but excluding Deloitte & Touche L.L.P. and Ernst & Young L.L.P.) ("SPECIAL ACCOUNTANTS") shall perform agreed-upon procedures and issue a report on such procedures (the "AGREED-UPON PROCEDURES REPORT") for determining whether the Revenue Hurdle has been met. The Agreed-Upon Procedures Report shall be binding and conclusive on Parent and Stockholder Representative. Stockholder Representative or its authorized representative shall have access to the workpapers relating to the Agreed-Upon Procedures Report. If the Agreed-Upon Procedures Report indicates that the Revenue Hurdle has been met, then Parent shall pay the Special Accountants' fees, costs and expenses. If the Agreed-Upon Procedures Report indicates that the Revenue Hurdle has not been met, then the Special Accountants' fees, costs and expenses shall be paid to Parent from the Escrow Account by the Escrow Agent. If Parent is entitled to the return of the $5 million of Merger Consideration pursuant to this Section 3.3, such amount shall be delivered to Parent within three (3) Business Days of the earlier of (i) the expiration of the Objection Period (assuming no objection was brought within the Objection Period) or the date prior to the expiration of the Objection Period that Stockholder Representative notifies the Escrow Agent that it does not object to the determination contained in Parent's report, (ii) Parent and Stockholder Representative's delivery of a joint written notice to the Escrow Agent that the Revenue Hurdle was not met, or (iii) delivery to the Escrow Agent of the Agreed Upon Procedures Report that indicates the Revenue Hurdle was not met. The parties agree that notwithstanding anything to the contrary contained in this Merger Agreement or the Escrow Agreement, (i) the return of the $5 Million of Merger Consideration pursuant to this Section 3.3 shall be satisfied solely from the funds held in the Escrow Account and (ii) if the Escrow Account would otherwise be distributed pursuant to the terms of the Escrow Agreement and assuming that there is still sufficient Merger Consideration remaining in the Escrow Account, Escrow Agent shall continue to hold at least $5 million of the Merger Consideration (or such lesser amount then remaining in the Escrow Account) until there has been a final determination pursuant to this Section 3.3 as to whether Parent is entitled to the return of the $5 million of Merger Consideration. Any Merger Consideration which continues to be held for such purpose shall consist of 50% of the Cash Merger Consideration and 50% of Parent's Common Stock, valued at the Section 3.3 Average Price.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of the Company and the Management Stockholders. The Company, Michael and DeVille, each, severally, but not jointly, represent and warrant to Parent and Sub as follows, subject to any exceptions set forth in the Company Disclosure Letter to be delivered to Parent by the Company concurrently herewith:

               (a) Organization, Standing and Power.

                      (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and except as set forth in Section 4.1(a) of the Company Disclosure Letter, is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary. The Company has previously made available to Parent complete and correct copies of its Articles of Incorporation and Code of Regulations.

                      (ii) The Company Sub is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary. The Company Sub has previously made available to Parent complete and correct copies of its Articles of Organization and Operating Agreement.

               (b) Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person other than its ownership of one hundred percent (100%) of the membership interests in the Company Sub.

               (c) Capital Structure.

                      (i) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock and 4,257.14 shares of Company Preferred Stock, of which 1400 shares have been designated Series A Preferred Stock and 2,857.14 shares have been designated Series B Preferred Stock. At the close of business on the last Business Day prior to the execution of this Merger Agreement, (i) 173,100 shares of Company Common Stock and 3,304.76 shares of Company Preferred Stock (comprising 1,400 shares of Series A Preferred Stock and 1,904.76 shares of Series B Preferred Stock) were issued and outstanding; (ii) an aggregate of 304,476 shares of Company Common Stock were authorized and are available for issuance by the Company upon conversion of the Company Preferred Stock, 50,300 shares of Company Common Stock were authorized and are available for issuance upon the exercise of outstanding options granted under the Company's 1999 Stock Option Plan, which is the only stock award, stock bonus or any other stock plan or program of the Company or the Company Sub (the "COMPANY STOCK PLAN") and 5,100 shares of Company Common Stock were authorized and are available for issuance upon exercise of the Warrant (described below); (iii) 21,100 shares of Company Common Stock were held by the Company in its treasury; and (iv) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company Stockholders may vote ("VOTING DEBT") were issued or outstanding. At the close of business on the last Business Day prior to execution of this Merger Agreement and immediately prior to the Effective Time the issued and outstanding Series A Preferred Stock was and will be convertible into 114,000 shares of Company Common Stock, and the issued and outstanding Series B Preferred Stock was and will be convertible into 190,476 shares of Company Common Stock. At the close of business on the last Business Day prior to the execution of this Merger Agreement, (i) the Company had outstanding 50,300 options granted under the Company Stock Plan which upon exercise will entitle the holders thereof to receive 50,300 shares of Company Common Stock, subject to any adjustment in the number of shares resulting from a cashless exercise of the options held by the Management Stockholders and Wead, and (ii) the Company had outstanding a Warrant held by a Venture Stockholder which provides for the purchase of 5,100 shares of Company Common Stock at an exercise price of $21.00 per share, as more fully described in Schedule 4.1(c) of the Company Disclosure Letter (the "WARRANT"), subject to any adjustment in the number of shares resulting from the cashless exercise of the Warrant. Except as provided in Schedule 4.1(c) of the Company Disclosure Letter, all outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and all shares that may be issued upon the conversion of the Company Preferred Stock and upon the exercise of the Vested Options and the Warrant will be, when issued, validly issued, fully paid and non-assessable. Except as set forth in Schedule 4.1(c), there are no other accrued, but unpaid dividends on any of the Company's Capital Stock. Except as set forth in this Section 4.1(c) or Schedule 4.1(c) of the Company Disclosure Letter, (i) there are no authorized, outstanding, reserved or issued (A) shares of Company Capital Stock, Voting Debt or other voting securities of the Company;
(B) securities of the Company convertible into or exchangeable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company; or
(C) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, (iii) there are no dividends or other amounts owing to the holders of Company Preferred Stock and (iv) the Company Stockholders own all of the issued and outstanding Company Capital Stock. Except as set forth in Schedule 4.1(c) of the Company Disclosure Letter, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Capital Stock.

                      (ii) One hundred percent (100%) of the membership interests in the Company Sub are, and have been from the date of organization of the Company Sub, owned of record and beneficially by the Company.

               (d) Authority; No Violations; Consents and Approvals.

                      (i) The Board of Directors of the Company has duly approved the Merger and this Merger Agreement in accordance with the Company's Articles of Incorporation, the Ohio Law and all agreements between the Company and the holders of Company Preferred Stock, and have declared the Merger and this Merger Agreement to be in the best interests of the stockholders of the Company. The Company has all requisite corporate power and authority to enter into this Merger Agreement and any Related Documents to which it is a party and to consummate the transactions contemplated hereby. Each of the Management Stockholders, and, to the knowledge of the Company, each of the Venture Stockholders, has all necessary legal capacity to enter into this Merger Agreement and any Related Documents to which such Management Stockholders and Venture Stockholders are parties and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Merger Agreement and any Related Documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, except for securing the requisite Company Stockholder Approval (described in Section 4.1(e)). This Merger Agreement has been duly executed and delivered by the Company. Assuming this Merger Agreement constitutes the valid and binding obligation of each of Parent and Sub, subject to securing the Company Stockholder Approval, this Merger Agreement also constitutes a valid and binding obligation of the Company and each of the Management Stockholders and, to the knowledge of the Company and the Management Stockholders, as to Sections 3.3, 6.5, 6.10 and Article VIII, of each of the Venture Stockholders, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                      (ii) Except as set forth on Schedule 4.1(d) to the Company Disclosure Letter, the execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in any Encumbrance upon any of the properties or assets of the Company or the Company Sub under any provision of (A) the Articles of Incorporation or Code of Regulations of the Company or the charter documents of the Company Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other Contract, instrument, permit, concession, franchise or license applicable to the Company or the Company Sub or their properties or assets or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 4.1(d) to the Company Disclosure Letter and in subparagraph (iii) of this
Section 4.1(d) are duly and timely obtained or made, any judgment, order, decree or Legal Requirement applicable to the Company or the Company Sub or any of their properties or assets.

                      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, a Governmental Entity is required by or with respect to the Company, or the Company Sub or the Company Stockholders in connection with the execution and delivery of this Merger Agreement and the Related Documents by the Company and the Company Stockholders or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and with the Ohio Secretary of State pursuant to the Ohio Law; (C) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and
(D) such filings and approvals as may be required by any applicable non-U.S. Governmental Entity.

               (e) Vote Required. The only vote of the Company Stockholders necessary to adopt this Merger Agreement and approve the Merger and the other transactions contemplated hereby on behalf of the Company and the Company Stockholders is (i) the vote required by Section 1701.79 of the Ohio Law and
(ii) the vote of a majority of the holders of the Company Preferred Stock voting together as a class (collectively (i) and (ii) are referred to herein as the "COMPANY STOCKHOLDER APPROVAL").

               (f) Reports and Financial Statements. The Company has delivered to Parent: (i) an audited balance sheet of the Company as at June 30, 2001 (including the notes thereto, the "AUDITED BALANCE SHEET"), and the related audited statements of operations, changes in stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, together with the report thereon of Ernst & Young L.L.P., independent certified public accountants; (ii) audited balance sheets of the Company as at June 30, 2000, 1999 and 1998, and the related audited statements of operations, changes in stockholders' equity and cash flows for each of the fiscal years then ended, including the notes thereto together with the report thereon of Joseph DeCosimo and Company, CPAs, independent certified public accountants (all of the preceding are collectively the "AUDITED FINANCIAL STATEMENTS"); and (iii) an unaudited balance sheet of the Company as at February 28, 2002 (the "CURRENT BALANCE SHEET") and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the eight (8) months then ended, including any notes thereto (the "INTERIM FINANCIAL STATEMENTS"), certified by the Company's Controller. The Audited Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations, changes in stockholders' equity and cash flows of the Company as at the respective dates of and for such periods; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments, which are not material individually or in the aggregate, and may lack footnotes and a statement of changes in stockholders' equity. The Company has also delivered to Parent copies of all letters from the Company's auditors to the Company's Board of Directors or the audit committee thereof in connection with the audits of the Company's fiscal year 2001, 2000 and 1999 Audited Financial Statements, together with copies of all responses thereto. Except as set forth in Schedule 4.1(f) of the Company Disclosure Letter, there are no debts, Liabilities or obligations, of any nature, of or affecting the Company, except (i) to the extent expressly set forth or reserved against in the Audited Balance Sheet, the Current Balance Sheet or in the notes to the Audited Balance Sheet or the Current Balance Sheet and (ii) current Liabilities incurred in the Ordinary Course of Business of the Company in amounts and on terms consistent with past practices (and in compliance with this Merger Agreement) since the date of the Current Balance Sheet and, in the case of both clause (i) and clause
(ii), in compliance with the requirements of Section 13(B)(2) of the Securities Exchange Act of 1934, as amended, (the "EXCHANGE ACT") (regardless of whether the Company or the Company Sub is subject to that Section).

               (g) Books and Records. The books of account and other financial records of each of the Company and the Company Sub, all of which have been made available to Parent, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Except as set forth in Schedule 4.1(g) of the Company Disclosure Letter, the minute books of the Company and the Company Sub, all of which have been made available to Parent, contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of the Company and members and managers of the Company Sub, and no meeting of any such stockholders, Board of Directors, committee, members or managers has been held for which minutes have not been prepared or are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Surviving Corporation by virtue of the Merger.

               (h) Accounts Receivable. All accounts receivable of the Company and the Company Sub that are reflected on the Audited Balance Sheet, the Current Balance Sheet or on the accounting records of the Company and the Company Sub as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE"), less the reserve for bad debt set forth in the Audited Balance Sheet, the Current Balance Sheet or on the accounting records of the Company and the Company Sub as of the Closing Date have been collected or are or will be at the Closing Date valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. There is no contest, claim or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.1(h) to the Company Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Current Balance Sheet, which list sets forth the aging of such Accounts Receivable. Except as set forth on Schedule 4.1(h) to the Company Disclosure Letter, since the date of the Current Balance Sheet, there have not been any write-offs as uncollectible of any Accounts Receivable.

               (i) Absence of Certain Changes or Events. Except as disclosed in, or reflected in, the financial statements described in Section 4.1(f) or included on Schedule 4.1(i) to the Company Disclosure Letter, or except as contemplated by this Merger Agreement or the Merger, since June 30, 2001, the Company and the Company Sub each has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any Material Adverse Effect on the Company or the Company Sub; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock; (iii) any purchase, redemption or other acquisition of any shares of Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire such shares or other securities; (iv) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock; (v) any amendment of any term of any outstanding equity security of the Company; (vi) (A) any granting by the Company or the Company Sub to any current or former director, consultant, executive officer or other employee of the Company or the Company Sub of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the Ordinary Course of Business consistent with past practice or as was required under any employment agreements in effect as of June 30, 2001, (B) any granting by the Company or the Company Sub to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay,
(C) any amendment to or modification of, any Company Stock Plans, (D) any adoption of, or amendment to, any Company Benefit Plan, or (E) any payment of a bonus or other benefit to any current or former employee or director of the Company or the Company Sub; (vii) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company or the Company Sub affecting its assets, liabilities or business; (viii) any tax election that individually or in the aggregate would reasonably be expected to adversely affect the tax liability or tax attributes of the Company or the Company Sub; (ix) any settlement or compromise of any material income tax liability; (x) any material change in any Contract of the Company; (xi) any change in the terms and conditions of any services or payment therefor provided or to be provided by the Company or the Company Sub to any of their clients;
(xii) any workers' compensation claim or reopening of any claim for which the sum of medical payments, indemnity payments and reserves exceeds $25,000; (xiii) any claims or complaints related to professional liability, employment practices or medical malpractice brought against the Company or the Company Sub; (xiv) any damage, Loss or destruction, whether or not covered by insurance; or (xv) any other changes, circumstances or events in the business, operations, properties, prospects, assets or condition of either the Company or the Company Sub outside the Ordinary Course of Business.

               (j) Compliance with Applicable Laws. The Company and the Company Sub each holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for it to own, lease or operate its properties and assets and for the lawful conduct of its business as currently conducted or as contemplated by the Management Stockholders to be conducted (the "COMPANY PERMITS"). To the knowledge of the Company and the Management Stockholders, the Company and the Company Sub are in compliance with the terms of the Company Permits. Except as set forth on Schedule 4.1(j) to the Company Disclosure Letter, neither the business of the Company nor the business of the Company Sub is being conducted in violation of any Legal Requirement of any Governmental Entity, except such violations that individually or in the aggregate could not result in a Material Adverse Effect on the Company. Except as set forth in Schedule 4.1(j) of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or the Company Sub is pending or, to the knowledge of the Company or the Management Stockholders, threatened. The Company and the Company Sub each is, and since July 1, 1999, has been, in compliance with all Legal Requirements.

               (k) Condition and Sufficiency of Assets. All of the buildings, plants, structures, furniture, fixtures, equipment and other assets of the Company and the Company Sub (the "COMPANY ASSETS") are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such Company Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company Assets are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

               (l) Litigation and Claims. Except as set forth on Schedule 4.1(l) to the Company Disclosure Letter, there is no (i) suit, action, claim or proceeding pending, or, to the knowledge of the Company or the Management Stockholders, threatened against the Company or the Company Sub ("COMPANY LITIGATION"), or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or the Company Sub ("COMPANY ORDER"). To the knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Company Litigation. Schedule 4.1(l) to the Company Disclosure Letter lists all Company Litigation or other proceedings, including, without limitation, any Company Litigation relating to any workers' compensation (pending, settled or reopened), employer practices, medical malpractice or professional liability matters and any Company Litigation involving any employee of the Company, threatened, filed or otherwise brought to the attention of the Company, the Company Sub or the Management Stockholders since July 1, 1999, by any Governmental Entity, client of the Company, client of the Company Sub or other Person.

               (m) Taxes.

                      (i) The Company, the Company Sub and any affiliated, combined or unitary group of which the Company or the Company Sub is or was a member each has (A) timely (taking into account any extensions) filed all true and complete federal, state, local and non-U.S. returns, declarations, reports, estimates, information returns and statements ("RETURNS") required to be filed by or with respect to it in respect of any Taxes, except as set forth in
Schedule 4.1(m)(i)(A) of the Company Disclosure Letter, (B) timely paid all Taxes that are due and payable (except for audit adjustments to the extent that liability therefor is reserved for in the Company's Current Balance Sheet) for which the Company or the Company Sub may be liable, except as set forth in
Schedule 4.1(m)(i)(B) of the Company Disclosure Letter, (C) established reserves (determined in accordance with GAAP) which are included in the Current Balance Sheet that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company or the Company Sub through the date of such Current Balance Sheet, and (D) complied with all Legal Requirements relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over.

                      (ii) Schedule 4.1(m)(ii) to the Company Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of the Company and the Company Sub have been examined by the Internal Revenue Service ("IRS") or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state, local or non-U.S. taxing authority have been paid, fully settled or adequately provided for in the Current Balance Sheet. No federal, state, local or non-U.S. Tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes for which the Company or the Company Sub would be liable and no deficiency for any such Taxes has been proposed, asserted or assessed against the Company or the Company Sub by any federal, state, local or non-U.S. taxing authority with respect to any period.

                      (iii) Neither the Company nor the Company Sub has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority any Contract or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or the Company Sub would be liable.

                      (iv) Neither the Company nor the Company Sub is a party to, is bound by or has any obligation under, any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

                      (v) Neither the Company nor the Company Sub has taken or agreed to take any action nor has it any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                      (vi) There are no Encumbrances for Taxes upon the assets or properties of the Company or the Company Sub (whether real, personal or mixed, tangible or intangible) except for statutory Encumbrances for Taxes not yet due or payable.

                      (vii) Nether the Company nor the Company Sub is required (or will be required as a result of this transaction) to include in income any amount for an adjustment pursuant to section 481(a) of the Code or the regulations thereunder or any similar provision of state law.

                      (viii) Neither the Company, the Company Sub nor, to the knowledge of the Company, any Common Stockholder is a "foreign person" for purposes of section 1445 of the Code.

                      (ix) To the knowledge of the Company, no claim has been made during the last five years by an authority in a jurisdiction where the Company or the Company Sub does not file Tax Returns that the Company or the Company Sub is or may be subject to taxation by that jurisdiction.

                      (x) Neither the Company nor the Company Sub has filed a consent under Code section 341(f) concerning collapsible corporations.

                      (xi) Neither the Company nor the Company Sub has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

                      (xii) Except as set forth in Schedule 4.1(m)(xii) of the Company Disclosure Letter, neither the Company nor the Company Sub (i) has been a member of an affiliated group of corporations within the meaning of section 1504 of the Code and (ii) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                      (xiii) The Company and the Company Sub each has withheld or paid all Taxes required to have been withheld or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

                      (xiv) The Company and the Company Sub each has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

                      (xv) The Company and the Company Sub each has complied with all sales Tax resale certificate exemption requirements.

                      (xvi) Except as set forth in Schedule 4.1(m)(xvi) of the Company Disclosure Letter, there are no Company Benefit Plans covering any employee or former employee or other Person who is a "disqualified individual" as defined in section 280G(c) of the Code with respect to the Company or the Company Sub that could give rise to the payment of an amount that would not be deductible pursuant to the terms of section 280G of the Code or create any excise tax liability under section 4999 of the Code.

                      (xvii) Except as set forth in Schedule 4.1(m)(i)(A) of the Company Disclosure Letter, to the knowledge of the Company, there is, and since June 30, 2001, has been, no Company Benefit Plan covering any employee or former employee of the Company or the Company Sub that could give rise to the payment of an amount that would not be deductible pursuant to the terms of section 162 of the Code.

                      (xviii) To the knowledge of the Company and the Management Stockholders, the records of each of the Company and the Company Sub contain all information and documentation necessary to support the Tax Returns filed by it.

                      (xix) The Company has not, at any time, constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

                      (xx) Neither the Company nor the Company Sub has entered into any transaction that would be considered listable or reportable under
Section 6111 or 6112 of the Code.

               (n) Employee Matters; ERISA.

                      (i) Benefit Plans. Schedule 4.1(n)(i) to the Company Disclosure Letter contains a true and complete list of each of the following items: each employee benefit plan, program, arrangement or customary practice covering any current or former officer, director, employee or independent contractor of the Company or any Affiliate of the Company or any of their dependents or beneficiaries (each, a "COMPANY BENEFICIARY") or with respect to which the Company or any Affiliates of the Company may have any liability, including, but not limited to, any "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any stock option plan, stock purchase plan, cafeteria plan, scholarship program, retention incentive program, vacation policy and sick pay policy. The items described above, together with each management, employment, deferred compensation, severance, change in control, bonus or other contract for personal services with or covering any Company Beneficiary, whether or not terminated, if the Company or the Company Sub could have statutory or contractual liability with respect thereto on or after the date hereof, are referred to collectively herein as the "COMPANY BENEFIT PLANS."

                      (ii) Contributions and Payments. All contributions and other payments required to have been made by the Company, the Company Sub or any entity required to be aggregated therewith pursuant to section 414 of the Code ("COMPANY ERISA AFFILIATE") with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been made or are properly accrued through the date of this Merger Agreement as liabilities that are reflected in the financial statements of the Company or the Company Sub.

                      (iii) Qualification; Compliance. The terms of each Company Benefit Plan that is intended to be "qualified" within the meaning of section 401(a) of the Code have been determined by the IRS to satisfy the requirements of section 401(a) of the Code, or the applicable remedial period applicable to the Company Benefit Plan will not have ended prior to the Effective Time, and no event or condition exists or has occurred that could result in the revocation or denial of any such determination. With respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance with, and each Company Benefit Plan and related source of benefit payment is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law (including non-U.S. law). No Company Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the Department of Labor or any other Governmental Entity.

                      (iv) Liabilities. With respect to the Company Benefit Plans, individually and in the aggregate, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC, or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party). No claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened, by or against the Company, or the Company Sub with respect to any Company Benefit Plan (other than routine claims for benefits).

                      (v) Payments Resulting from Merger. Except as disclosed on
Schedule 4.1(n)(v) to the Company Disclosure Letter, the consummation or announcement of any transaction contemplated by this Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from the Company or the Company Sub to any Company Beneficiary, or
(B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable.

                      (vi) Absence of Defined Benefit Plans. Neither the Company nor any entity (whether or not incorporated) that was at any time during the past six years a Company ERISA Affiliate has ever maintained or had any liability (contingent or otherwise) with respect to any pension plan (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code.

                      (vii) Documents Provided. With respect to each Company Benefit Plan, the Company and the Company Sub have heretofore delivered to Parent, as applicable, complete and correct copies of each of the following documents:

                             (A) the Company Benefit Plan and any amendments
thereto (or if any the Company Benefit Plan is not a written agreement, a description thereof);

                             (B) its three most recent annual Form 5500 reports
filed with the IRS;

                             (C) its most recent statement filed with the
Department of Labor pursuant to 29 U.S.C.Section 2520.104-23;

                             (D) a written summary of the legal basis for an
exemption from the obligation to file annual Form 5500 reports;

                             (E) its three most recent annual Form 990 and 1041
reports filed with the Internal Revenue Service;

                             (F) its most recent summary plan description and
summaries of material modifications thereto;

                             (G) the trust agreement, group annuity contract or
other funding agreement that provides for the funding of the Company Benefit
Plan;

                             (H) its most recent financial statement;

                             (I) the most recent determination letter received
from the IRS with respect to the Company Benefit Plan that is intended to qualify under section 401 of the Code; and

                             (J) any Contract pursuant to which the Company or
the Company Sub is obligated to indemnify any person.

                      (viii) No Company Benefit Plans provide medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company, the Company Sub or a Company ERISA Affiliate for periods extending beyond their terminations of employment, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law.

               (o) Labor Matters. Except as set forth in Schedule 4.1(o) to the Company Disclosure Letter,

                      (i) neither the Company nor the Company Sub is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation dispute involving employees of the Company or the Company Sub, nor do the Company, the Company Sub or the Management Stockholders know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                      (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or the Company Sub pending, or, to the knowledge of the Company, threatened;

                      (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any current or former employee or any applicant for employment alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or the Company Sub pending, or, to the knowledge of the Company or the Management Stockholders, threatened;

                      (iv) the Company and the Company Sub each is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and

                      (v) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or the Management Stockholders, threatened, in respect of which any current or former director, officer, employee or agent of the Company or the Company Sub is or may be entitled to claim indemnification from the Company or the Company Sub (A) pursuant to the Company's Articles of Incorporation or Code of Regulations or the Company Sub's charter documents, (B) as provided in any indemnification agreement to which the Company or the Company Sub is a party or (C) pursuant to applicable law.

               (p) Intangible Property. The Company and the Company Sub each possesses or has adequate rights to use all Company Intangible Property. Except as set forth on Schedule 4.1(p) to the Company Disclosure Letter, (i) all of the Company Intangible Property is owned by the Company or the Company Sub free and clear of any and all Encumbrances or (ii) the Company has a right to use the Company Intangible Property pursuant to a valid and enforceable, written license, sublicense or agreement. Neither the operation of the business of the Company nor of the Company Sub conflicts with, infringes upon, violates or interferes with or constitutes an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trade secret, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made in connection therewith, and neither the Company, the Company Sub nor the Management Stockholders have received any notice of any claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the rights of any other Person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property. Except as provided on Schedule 4.1(p), each key salaried employee of the Company whose time is not billed to clients and who is neither part-time, temporary nor an on-site nursing coordinator of each of the Company and the Company Sub has executed adequate proprietary information and confidentiality agreements and all such agreements are in full force and effect.

               (q) Contracts.

                      (i) Schedule 4.1(q) to the Company Disclosure Letter contains a complete and accurate list, and the Company and the Company Sub has delivered to Parent true and complete copies, of:

                             (A) Each Contract that involves performance of
services by the Company or the Company Sub of an amount or value in excess of $50,000;

                             (B) Each Contract that involves performance of
services or delivery of goods or materials to the Company or the Company Sub of an amount or value in excess of $25,000;

                             (C) Each Contract that was not entered into in the
Ordinary Course of Business and that involves expenditures or receipts by the Company or the Company Sub in excess of $10,000;

                             (D) Each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms less than one (1)
year);

                             (E) Each Contract with any labor union or other
employee representative of a group of employees relating to wages, hours and other conditions of employment;

                             (F) Each Contract (however named) involving a
sharing of profits, Losses, costs or liabilities by the Company or the Company Sub with any other Person;

                             (G) Each Contract containing covenants that in any
way purport to restrict the Company's or the Company Sub's business activity or limit the freedom of the Company or the Company Sub to engage in any line of business or to compete with any Person;

                             (H) Each Contract providing for payments to or by
any Person based on sales, purchases or profits, other than direct payment for services;

                             (I) Each power of attorney of the Company or the
Company Sub that is currently effective and outstanding;

                             (J) Each Contract entered into other than in the
Ordinary Course of Business or that contains or provides for an express undertaking by the Company or the Company Sub to be responsible for consequential damages;

                             (K) Each Contract for capital expenditures in
excess of $25,000;

                             (L) Each written warranty, guaranty or other
similar undertaking with respect to contractual performance extended by the Company or the Company Sub other than in the Ordinary Course of Business;

                             (M) Each Contract with a Governmental Entity; and

                             (N) Each amendment, supplement and modification
(whether oral or written) in respect of any of the foregoing.

                      (ii) No Company Stockholder or Affiliate of the Company has or may acquire any rights under, and no Company Stockholder or Affiliate has or may become subject to any obligation or liability under, any Contract that relates to the business of the Company or the Company Sub.

                      (iii) Each Contract identified or required to be identified in Schedule 4.1(q)(i) of the Company Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                      (iv) Except as set forth on Schedule 4.1(q)(iv) to the Company Disclosure Letter,

                             (A) the Company and the Company Sub each is, and at
all times since July 1, 1999 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company or the Company Sub has or had any obligation or liability or by which the Company or the Company Sub or any of the assets owned or used by the Company or the Company Sub is or was bound;

                             (B) to the Knowledge of the Company and the
Management Stockholders, each other Person that has or had any obligation or liability under any Contract under which the Company or the Company Sub has or had any rights is, and at all times since July 1, 1999 has been, in full compliance with all applicable terms and requirements of such Contract;

                             (C) no event has occurred or circumstance exists
that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or the Company Sub or, to the knowledge of the Company and the Management Stockholders, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                             (D) neither the Company nor the Company Sub has
received from any Person, at any time since July 1, 1999, any notice or communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract.

                      (v) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to the Company or the Company Sub under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                      (vi) The Contracts relating to the sale or provision of services by the Company or the Company Sub have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

               (r) Environmental Matters.

                      (i) The operation of each of the Company and the Company Sub has been and, as of the Closing Date, will be substantially in compliance with all Environmental Laws;

                      (ii) The Company and the Company Sub each has obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses;

                      (iii) Neither the Company nor the Company Sub is subject to any outstanding written orders, investigations or contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

                      (iv) Neither the Company nor the Company Sub has received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law or liability attributable to the Release of any Hazardous Material; and

                      (v) Neither the Company nor the Company Sub has any contingent liabilities in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site).

               (s) Title to Properties.

                      (i) The Company and the Company Sub each has good title to, or valid leasehold interests in, all the properties and assets owned or used by it, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the Ordinary Course of Business, and except for minor defects in title, easements, restrictive covenants and similar Encumbrances that, in the aggregate, do not and will not have an effect on the Company's or the Company Sub's ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or the

Company Sub has leasehold interests, are free and clear of all Encumbrances, other than those disclosed in Schedule 4.1(s)(i) of the Company Disclosure Letter.

                      (ii) The Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company and the Company Sub each enjoy peaceful and undisturbed possession under all such leases.

               (t) Insurance. The Company and the Company Sub each is, has been since inception, and will be through the Effective Time, adequately insured with responsible insurers in respect of its properties, assets and business, including, without limitation, professional liability, medical malpractice, employer practices liability and workers' compensation insurance, against risks normally insured against by companies in similar lines of business under similar circumstances. Schedule 4.1(t) to the Company Disclosure Letter correctly describes (by type, carrier, policy number, limits, premium, and expiration date) the insurance coverage carried by the Company and the Company Sub, which insurance will remain in full force and effect with respect to all events occurring prior to the Effective Time. Neither the Company nor the Company Sub
(i) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) is aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has received notice of any insurance premiums which will be increased in the future, or (v) is aware of any insurance premiums which will be increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than forty-five (45) days, or as to which the insurer has disclaimed liability. Schedule 4.1(t) to the Company Disclosure Letter sets forth a complete listing of any and all claims under any insurance coverage carried by the Company and the Company Sub since July 1, 1999, including, without limitation, any claims under the Company's or the Company Sub's professional liability, medical malpractice, employer practices liability or workers' compensation insurance. Except as set forth in Schedule 4.1(t), there are no other claims, notices or pending actions under any insurance coverage carried by the Company or the Company Sub.

               (u) Verification of Credentials. Except as set forth in Schedule 4.1(u) of the Company Disclosure Letter, the Company and the Company Sub each has implemented effective policies and procedures to verify the credentials, including, but not limited to, education and licensure, of personnel that it places with its clients and for collecting, maintaining and updating such credentialling information. The employees of the Company and the Company Sub each consistently follow such policies and procedures.

               (v) Training. Except as set forth in Schedule 4.1(v) of the Company Disclosure Letter, the Company and the Company Sub each has in place a comprehensive training program for the personnel who provide services to clients of the Company and the Company Sub that satisfies the Company's and the Company's Sub's training obligations to its clients. To the extent that the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") applies to the Company or the Company Sub, the Company has developed a plan to comply with any obligations it may have under the privacy standards of HIPAA.

               (w) Clients and Suppliers. Schedule 4.1(w) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the twenty (20) largest clients (by dollar volume) with respect to the Company and the Company Sub during each of the Company's and the Company's Sub's last two (2) fiscal years ended June 30, 2001, and for the eight (8)-month period ended February 28, 2002, indicating the existing contractual arrangements with each such client by service and Company division and (iii) all suppliers of significant services to the Company or the Company Sub.

               (x) Off Balance Sheet Transactions. Except for transactions, arrangements and other relationships otherwise specifically identified on the Company's Audited Financial Statements, including, but not limited to, identification of the information set forth below, Schedule 4.1(x) of the Company Disclosure Letter sets forth a true, complete and correct list of all transactions, arrangements and other relationships between or among the Company, and the Company Sub's any Affiliates and any unconsolidated Person, including, but not limited to, any structured finance, special purpose or limited purpose Person (each, a "COMPANY OFF-BALANCE SHEET TRANSACTION"). Schedule 4.1(x) of the Company Disclosure Letter also sets forth (a) the business purpose and activities of each Company Off-Balance Sheet Transaction, (b) the economic substance of each Company Off-Balance Sheet Transaction, (c) the key terms and conditions of each Company Off-Balance Sheet Transaction, (d) the Company's and/or Affiliates' potential risk associated with each Company Off-Balance Sheet Transaction, (e) the amounts of any guarantees, lines of credit, standby letters of credit or commitments or take or pay contracts, throughput contracts or other similar types of arrangements, including tolling, capacity or leasing arrangements, that could require the Company or any of its Affiliates to provide funding of any obligations under any Company Off-Balance Sheet Transaction, including, but not limited to, guarantees of repayments, make whole agreements or value guarantees and (f) any other information with respect to each Company Off-Balance Sheet Transaction.

               (y) Inducements.

                      (i) Neither the Company, the Company Sub nor the Management Stockholders nor to their knowledge, any employee of Company or Company Sub, have, to obtain or retain business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100 in the aggregate to any one individual in any year) or any commission payment to:

                             (A) Any Person who is an official, officer, agent,
employee or representative of any Governmental Entity or of any existing or prospective client (whether government owned or non-government owned);

                             (B) Any political party or official thereof;

                             (C) Any candidate for political or political party
office; or

                             (D) Any other Person;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any Person affiliated with such client, political party or official or political office.

                      (ii) Each transaction described in this Section 4.1(y) is properly and accurately recorded on the books and records of the Company or the Company Sub, as the case may be, and each document upon which entries in the Company's or the Company Sub's books and records are based is complete and accurate in all respects. The Company maintains a system of internal accounting controls adequate to insure that neither the Company nor the Company Sub maintains off-the-books accounts and that the Company's and the Company Sub's assets are used only in accordance with the Company's management directives.

               (z) Representations Complete. None of the representations or warranties made by the Company, the Company Sub or any Management Stockholder in this Merger Agreement or in any Related Document, nor any statement made in any Related Document furnished by the Company, the Company Sub or any Management Stockholder pursuant to this Merger Agreement, contains or will contain at the Closing, any untrue statement of a material fact, or will omit at the Closing any material fact necessary in order to make the statements contained herein or therein, in the context of the circumstances under which they were made, not misleading; provided, however, the representations or warranties made by Michael shall be subject to the limitations described in Section 6.13 if the Merger has not been effected prior to June 1, 2002.

               (aa) Brokers. Except for SunTrust Robinson Humphrey Capital Markets, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company, the Company Sub or the Company Stockholders.

         4.2 Representations and Warranties of Parent and Sub. Parent and Sub, jointly and severally, represent and warrant to the Company and the Company Stockholders as follows:

               (a) Organization, Standing and Power. Each of Parent, Sub and Operating Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary. Each of Parent and Sub has previously made available to the Company complete and correct copies of its respective Certificates of Incorporation and Bylaws.

               (b) Subsidiaries. Neither Parent nor Sub owns directly or indirectly, any capital stock or other ownership interest in any Person, except as set forth in Schedule 4.2(b) of the Parent Disclosure Letter.

               (c) Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of the following: 75,000,000 shares of Parent Common Stock, 2,033,184 shares of which are validly issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share, no shares of which are issued and outstanding. At the close of business on the last Business Day prior to the date of this Merger Agreement, 10,000,000 shares of Parent Common Stock were authorized and are available for issuance pursuant to outstanding options granted under any of Parent's stock option, stock award, stock bonus or any other stock plan or program. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all shares of which are validly issued, fully paid and non-assessable and are owned by Parent. All shares of outstanding stock of Operating Sub are validly issued, fully paid and non-assessable and are owned by Parent. Sub was formed solely for the purpose of participating in the Merger, has no assets other than a minimal amount of cash and has conducted no activities to date, other than in connection with the Merger.

               (d) Authority; No Violations, Consents and Approvals.

                      (i) The Board of Directors of each of Parent and Sub has approved the Merger and this Merger Agreement in accordance with its Certificate of Incorporation and the DGCL, and has declared the Merger and this Merger Agreement to be in the best interest of its stockholders. The approval of the Parent's stockholders is not required for the approval of the Merger or this Merger Agreement under the DGCL or under the Parent's Certificate of Incorporation or Bylaws. Each of Parent and Sub has all requisite corporate power and authority to enter into this Merger Agreement and the Related Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Merger Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Merger Agreement has been duly executed and delivered by Parent and Sub. Assuming this Merger Agreement constitutes the valid and binding obligation of the Company, it also constitutes a valid and binding obligation of each of Parent and Sub and is enforceable against each of them in accordance with its terms; except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors rights generally and
(ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                      (ii) The execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent, Sub or Operating Sub under, any provision of (A) the Certificate of Incorporation or Bylaws of Parent, Sub or Operating Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub, Operating Sub or their respective properties or assets or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.2(d)(iii) are duly and timely obtained or made, any judgment, order, decree or Legal Requirements applicable to Parent, Sub or Operating Sub or any of their respective properties or assets.

                      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Merger Agreement and the Related Documents by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby or thereby, except for: (A) the filing of a premerger notification report under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (C) filings with the Securities and Exchange Commission (the "SEC") required under the Exchange Act; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws;
(E) such filings with the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in connection with the registration of Parent Common Stock in accordance with the Registration Rights Agreement described in Section 6.5; (F) such filings and approvals as may be required by any applicable non-U.S. Governmental Entity; and (G) such filings and approvals as may be required by any non-U.S. premerger notification, securities, corporate or other Legal Requirement.

               (e) Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1999 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "PARENT SEC DOCUMENTS"). No Subsidiary of Parent is required to file any reports, schedules, forms, statements or other documents with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and other adjustments discussed therein) the consolidated financial position of Parent as of their respective dates and the results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

               (f) Books and Records. The books of account and other financial records of Parent, Sub and Operating Sub, all of which will be made available to the Company upon written request by the Company, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, as amended (regardless of whether Parent, Sub or Operating Sub is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of Parent, Sub and Operating Sub, all of which will be made available to the Company upon written request of the Company contain accurate and complete records of all meetings held of the stockholders, the Board of Directors and committees of the Board of Directors of Parent, Sub or Operating Sub, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared or are not contained in such minute books.

               (g) Absence of Certain Changes or Events. Except as disclosed in, or reflected in, the financial statements included in the Parent SEC Documents or on Schedule 4.2(g) to the Parent Disclosure Letter, or except as contemplated by the Merger Agreement, since December 31, 2001, there has not been: (i) any Material Adverse Effect on Parent, Sub or Operating Sub, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any amendment of any material term of any outstanding equity security of Parent;
(iv) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Parent affecting its assets, liabilities or business; or (v) any other changes, circumstances or events in the business, operations, properties, prospects, assets or condition of Parent that would have a Material Adverse Effect on Parent.

               (h) Compliance with Applicable Laws. Each of Parent, Sub and Operating Sub holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for it to own, lease or operate its properties and assets and for the lawful conduct of its business as currently conducted (the "PARENT PERMITS"). Each of Parent, Sub and Operating Sub is in compliance with the terms of the Parent Permits, as applicable. Except as set forth in Schedule 4.2(h) to the Parent Disclosure Letter, the business of Parent and Operating Sub is not being conducted in violation of any Legal Requirement of any Governmental Entity, except such violations that individually or in the aggregate could not result in a Material Adverse Effect on Parent, Sub or Operating Sub. No investigation or review by any Governmental Entity with respect to Parent or Operating Sub is pending or, to the knowledge of Parent, threatened.

               (i) Condition and Sufficiency of Assets. All of the buildings, plans, structure, furniture, fixtures, equipment and other assets of Parent and Operating Sub (the "PARENT ASSETS") are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such Parent Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Parent Assets are sufficient for the continued conduct of Parent's and Operating Sub's business after the Closing in substantially the same manner as conducted prior to the Closing.

               (j) Litigation. Except as disclosed in the Parent SEC Documents or on Schedule 4.2(j) to the Parent Disclosure Letter, there is no (i) suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Operating Sub ("PARENT LITIGATION"), or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Operating Sub that (in any case) would have a Material Adverse Effect on Parent on a consolidated basis or prevent Parent from consummating the transactions contemplated by this Merger Agreement. To the knowledge of Parent, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Parent Litigation.

               (k) Taxes.

                      (i) Parent and any affiliated, combined or unitary group of which Parent is or was a member has (A) timely (taking into account any extensions) filed all true and complete federal and all state, local and non-U.S. returns, declarations, reports, estimates, information returns and statements ("PARENT RETURNS") required to be filed by or with respect to it in respect of any Taxes, (B) timely paid all Taxes that are due and payable (except for audit adjustments to the extent that liability therefor is reserved for in the unaudited current balance sheet of Parent as at February 28, 2002 ("PARENT'S CURRENT BALANCE SHEET")) for which Parent is liable, (C) established reserves (determined in accordance with GAAP) which are included in Parent's Current Balance Sheet that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Parent through the date of such Parent's Current Balance Sheet, and (D) complied with all Legal Requirements relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over.

                      (ii) Schedule 4.2(k)(ii) to the Parent Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of Parent have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state, local or non-U.S. taxing authority have been paid, fully settled or adequately provided for in Parent's Current Balance Sheet. No federal, state, local or non-U.S. Tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes for which Parent or Operating Sub would be liable and no deficiency for any such Taxes has been proposed, asserted or assessed against Parent or Operating Sub by any federal, state, local or non-U.S. taxing authority with respect to any period.

                      (iii) Parent has not executed or entered into (or prior to the close of business on the Closing Date will not execute or enter into) with the IRS or any other taxing authority any contract or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Parent would be liable.

                      (iv) Parent is not a party to, is not bound by and does not have any obligation under, any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

                      (v) Parent has neither taken or agreed to take any action nor has it any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                      (vi) There are no Encumbrances for Taxes upon the assets or properties of Parent or Operating Sub (whether real, personal or mixed, tangible or intangible) except for statutory Encumbrances for Taxes not yet due or payable.

                      (vii) Parent is not required (or will not be required as a result of this transaction) to include in income any amount for an adjustment pursuant to section 481(a) of the Code or the regulations thereunder or any similar provision of state law.

                      (viii) To the knowledge of Parent, no claim has been made during the last five years by an authority in a jurisdiction where Parent or Operating Sub does not file Tax Returns that Parent or Operating Sub is or may be subject to taxation by that jurisdiction.

                      (ix) Parent has not filed a consent under Code section 341(f) concerning collapsible corporations.

                      (x) Each of Parent and Operating Sub has withheld or paid all Taxes required to have been withheld or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

                      (xi) Parent has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

                      (xii) Each of Parent and Operating Sub has complied with all sales Tax resale certificate exemption requirements.

               (l) Employee Matters. Schedule 4.2(l) to the Parent Disclosure Letter contains a true and complete list of each of the following items: each employee benefit plan, program, arrangement or customary practice covering any current officer, director, employee or independent contractor of Parent or Operating Sub, or any of their dependents or beneficiaries or with respect to which Parent or any Affiliate of Parent may have any liability, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any stock option plan, stock purchase plan, cafeteria plan, scholarship program, retention incentive program, vacation policy and sick pay policy.

               (m) Labor Matters. Except as set forth in Schedule 4.1(m) to the Parent Disclosure Letter:

                      (i) Neither Parent nor Operating Sub is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation dispute involving employees of Parent or Operating Sub, nor does Parent or Operating Sub know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                      (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Parent or Operating Sub pending, or, to the knowledge of Parent, threatened;

                      (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any current or former employee or any applicant for employment alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Parent or Operating Sub pending, or, to the knowledge of Parent, threatened;

                      (iv) to the knowledge of Parent, each of Parent, Sub and Operating Sub is substantially in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and

                      (v) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Parent, threatened, in respect to which any current or former director, officer, employee or agent of Parent or Operating Sub is or may be entitled to claim indemnification from Parent or Operating Sub (A) pursuant to their respective Articles of Incorporation or Bylaws, (B) as provided in any indemnification agreement to which Parent or Operating Sub is a party or (C) pursuant to applicable law.

               (n) Title to Properties.

                      (i) Each of Parent and Operating Sub has good title to, or valid leasehold interests in, all the properties and assets owned or used by it, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the Ordinary Course of Business, and except for minor defects in title, easements, restrictive covenants and similar Encumbrances that, in the aggregate, do not and will not have an effect on Parent's or Operating Sub's ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which Parent or Operating Sub has leasehold interests, are free and clear of all Encumbrances, other than those disclosed in Section 4.2(n)(i) of the Parent Disclosure Letter.

                      (ii) Each of Parent and Operating Sub has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and Operating Sub enjoys peaceful and undisturbed possession under all such leases.

               (o) Off Balance Sheet Transactions. Except for transactions, arrangements and other relationships otherwise specifically identified on Parent's audited financial statements, including, but not limited to, identification of the information set forth below, Schedule 4.2(o) sets forth a true, complete and correct list of all transactions, arrangements and other relationships between or among Parent, any of its Affiliates and any unconsolidated Person, including, but not limited to, any structured finance, special purpose or limited purpose Person (each, a "PARENT OFF-BALANCE SHEET TRANSACTION"). Schedule 4.2(o) also sets forth (a) the business purpose and activities of each Parent Off-Balance Sheet Transaction, (b) the economic substance of each Parent Off-Balance Sheet Transaction, (c) the key terms and conditions of each Parent Off-Balance Sheet Transaction, (d) Parent's and/or its Affiliates' potential risk associated with each Parent Off-Balance Sheet Transaction, (e) the amounts of any guarantees, lines of credit, standby letters of credit or commitments or take or pay contracts, throughput contracts or other similar types of arrangements, including tolling, capacity or leasing arrangements, that could require Parent or any of its Affiliates to provide funding of any obligations under any Parent Off-Balance Sheet Transaction, including, but not limited to, guarantees of repayments, make whole agreements or value guarantees and (f) any other information with respect to each Parent Off-Balance Sheet Transaction.

               (p) Inducements.

                      (i) Neither Parent nor any Affiliate of Parent has, to obtain or retain business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100 in the aggregate to any one individual in any year) or any commission payment to:

                             (A) Any Person who is an official, officer, agent,
employee or representative of any Governmental Entity or of any existing or prospective client (whether government owned or non-government owned);

                             (B) Any political party or official thereof;

                             (C) Any candidate for political or political party
office; or

                             (D) Any other Person;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any Person affiliated with such client, political party or official or political office.

                      (ii) Each transaction described in this Section 4.2(p) is properly and accurately recorded on the books and records of Parent or its Affiliate, as the case may be, and each document upon which entries in such books and records are based is complete and accurate in all respects. Parent and Parent's Affiliate maintain a system of internal accounting controls adequate to insure that they maintain no off-the-books accounts and that their assets are used only in accordance with Parent's management directives.

               (q) No Vote Required. No vote of the holders of any class or series of Parent capital stock is necessary to approve this Merger Agreement and the transactions contemplated hereby, or the issuance of Parent Common Stock pursuant to this Merger Agreement.

               (r) Form S-3 Registration. Parent and Sub have no reason to believe that Form S-3 is not available, or will not continue to be available, to Parent for registration of the Parent Common Stock as provided under the terms of the Registration Rights Agreement (described in Section 6.5). Parent and Sub have complied with all requirements that are necessary to enable Parent to file a Form S-3 to effect the registration of the Parent Common Stock concurrently with the Closing.

               (s) Brokers. Except for Lehman Brothers, Inc., no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent.

               (t) Representations Complete. None of the representations or warranties made by Parent or Sub in this Merger Agreement or in any Related Document, nor any statement made in any Related Document furnished by Parent or Sub pursuant to this Merger Agreement, contains or will contain at the Closing, any untrue statement of a material fact, or will omit at the Closing any material fact necessary in order to make the statements contained herein or therein, in the context of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Merger Agreement and continuing until the Effective Time, the Company agrees that (except as expressly contemplated or permitted by this Merger Agreement, or as described in the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing):

               (a) Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and endeavor to preserve its relationships with hospitals, other clients and other Persons having business dealings with it, in each case consistent with past practices and in compliance with all applicable Legal Requirements. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Merger Agreement, the Company shall not:

                      (i) Dividends; Changes in Stock. Except as required or permitted by the terms of its Company Preferred Stock outstanding on the date hereof or as contemplated by Section 6.4 of this Agreement or by any existing Company Benefit Plans disclosed in Schedule 5.1(a)(i) of the Company Disclosure Letter (A) declare or pay any dividends on or make other distributions in respect of any of its Company Capital Stock (except for the payment of accrued but unpaid dividends to be paid in respect of the Company Preferred Stock prior to the Effective Time); (B) split, combine or reclassify any of its Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock; or (C) repurchase, redeem or otherwise acquire any shares of Company Capital Stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Company Benefit Plan.

                      (ii) Issuance of Securities. Issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (A) the issuance of Company Common Stock upon the exercise of stock options pursuant to the Company Stock Plan and Section 6.3(a) and

(B) the issuance of Company Common Stock upon exercise of the Warrant pursuant to Section 6.3(b).

                      (iii) Governing Documents. Amend its Articles of Incorporation or Code of Regulations, except as set forth in Section 6.4.

                      (iv) No Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, Person or other business organization or division thereof or any assets other than immaterial assets acquired in the Ordinary Course of Business consistent with past practice.

                      (v) No Dispositions. Other than sales or leases in the Ordinary Course of Business consistent with past practice, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

                      (vi) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Merger Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company.

                      (vii) Release of Claims. Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Merger Agreement) other than the payment, discharge, settlement or satisfaction, in the Ordinary Course of Business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Current Balance Sheet (or the notes thereto) of the Company or incurred since the date of such Balance Sheet, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality or similar agreement to which the Company or any Affiliate of the Company is a party or of which the Company or any Affiliate of the Company is a beneficiary.

                      (viii) Certain Employee Matters. Except as may be required by applicable law, any disclosed Contract to which the Company is a party on the date hereof or as expressly contemplated by this Merger Agreement, the Company agrees that the Company will not increase, modify or in any other way amend (or enter into any agreement or arrangement to increase, modify or amend), in any manner, the compensation, bonuses, benefits or any other terms and conditions of any current or former director, officer, employee, consultant or independent contractor who would be deemed an employee under state or federal law, or any relation or dependent thereof, except for (A) the agreements with DeVille and Wead regarding the Management Bonus Payments and the payment of such bonuses and any deemed compensation payments by virtue of their exercise of any Vested Options, (B) payments made or to be made pursuant to the Michael Agreement, (C) the cashout of all outstanding stock options other than those held by the Management Stockholders and Wead and (D) an amendment to the Company Stock Plan to provide for the cashless exercise of the Vested Options.

                      (ix) Loans and Advances. Make any loans, advances or capital contributions to, or investments in, any Person.

                      (x) Indebtedness; Leases; Capital Expenditures. (A) Incur any indebtedness for borrowed money (other than in connection with the payment of any post-February 28, 2002 items described in clauses (i) through (ix) of
Section 1.1(j) and paying for bona fide accounts payable of the Company, including payment of accrued payroll and accrued withholding taxes, incurred in the Ordinary Course of Business), or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of others, (B) pay, discharge or satisfy any liability or Encumbrance, other than the payment, discharge or satisfaction in the Ordinary Course of Business consistent with past practice of any liability or Encumbrance reflected or reserved against in the Current Balance Sheet or incurred in the Ordinary Course of Business since the date of such Current Balance Sheet, (C) except in the Ordinary Course of Business, enter into any lease (whether such lease is an operating or capital lease) or create any Encumbrance on the property of the Company in connection with any indebtedness thereof, except for those securing purchase money indebtedness not in excess of $10,000 individually, or $50,000 in the aggregate, or (D) commit to aggregate capital expenditures in excess of $50,000 or, in the aggregate, in excess of $100,000, outside the capital budget for the Company's June 30, 2002 fiscal year, that was approved by the Company prior to the date hereof.

                      (xi) Taxes. Make any material election relating to Taxes or compromise any material Tax liability.

                      (xii) Accounting. Change any material accounting principle used by it, except as required by statements, rules or regulations promulgated by the Financial Accounting Standards Board ("FASB") or the SEC.

                      (xiii) Intellectual Property Rights. Transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intangible Property other than in the Ordinary Course of Business consistent with past practices; provided, that in no event shall the Company license on an exclusive basis or sell any Company Intangible Property.

                      (xiv) Contracts. Enter into or amend any Contract of the type listed in Section 4.1(q) except in the Ordinary Course of Business or with the prior written consent of an authorized officer of Parent or Sub, which consent shall not be unreasonably withheld.

                      (xv) Expansion. Obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office or similar facility of the Company, unless pursuant to Contracts for leases of real property as of February 28, 2002.

                      (xvi) Representations and Warranties. Take any action that would, or that would reasonably be expected to, result in (A) any of the representations and warranties made by the Company in this Merger Agreement that are qualified as to materiality becoming untrue, (B) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (C) any condition to the Merger set forth in Article VII not being satisfied.

                      (xvii) Other. Authorize, or commit, resolve or agree to take, any of the foregoing actions.

         5.2 No Solicitation; Other Offers.

               (a) From the date of the execution of this Merger Agreement through the Effective Time, or until such time, if any, as this Merger Agreement is terminated pursuant to Article IX, the Company shall not, and shall not permit any of its officers, directors, employees, attorneys, investment bankers, agents, representatives or Affiliates (collectively, "COMPANY REPRESENTATIVES") to, (i) solicit, initiate or encourage any inquiry or proposal or the making of any inquiry or proposal from any Person (other than Parent), or enter into any agreement with any Person (other than Parent), with respect to any Acquisition Proposal, (b) furnish to any Person (other than Parent) any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal (other than an Acquisition Proposal with Parent) or (c) enter into, continue or otherwise participate in any discussions or negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or which may reasonably be expected to result in, any Acquisition Proposal (other than an Acquisition Proposal with Parent). The Company agrees to notify Parent immediately upon the occurrence of any inquiry, proposal or request for information with respect to an Acquisition Proposal, or any request for nonpublic information relating to the Company by any Person who, to the knowledge of the Company, is making or considering making or who has made an Acquisition Proposal, that comes to the attention of the Company the terms thereof, including, without limitation, the identity of the Person making such inquiry or proposal.

               (b) From the date of the execution of this Merger Agreement through the Effective Time, or until such time, if any, as this Merger Agreement is terminated pursuant to Article IX, the Board of Directors of the Company shall not, except in connection with the termination of this Merger Agreement pursuant to Section 9.1(a), (b), (c) or (e), (i) withdraw or modify in a manner adverse to Parent their approval or recommendation of this Merger Agreement, the Merger or the Related Documents, or take any action having such effect, or (ii) approve or recommend any Acquisition Proposal (other than an Acquisition Proposal with Parent).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Access to Information. Subject to the provisions of Section 6.2, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent agrees that neither it nor its representatives will use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Merger Agreement. Notwithstanding the foregoing, the Company shall not be required to give Parent any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company. The

Confidentiality Agreement dated as of December 5, 2001 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

         6.2 Legal Conditions to Merger.

               (a) Except as otherwise provided herein, each of the Company, the Company Sub, Parent and Sub will take all reasonable actions necessary to comply promptly with all Legal Requirements that may be imposed on such party with respect to the Merger (including, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger. Each of the Company and Parent shall take all reasonable actions as may be necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by the Company, the Company Sub, Parent or Sub in connection with the Merger or the taking of any action contemplated thereby or by this Merger Agreement, including, without limitation, complying with any requests or orders made by the Justice Department or the Federal Trade Commission in connection with the Merger. Parent and the Company agree to share equally in the payment of any and all filing fees relating to the HSR filing.

               (b) Company and Parent shall each file a premerger notification and report form under the HSR Act (and any other applicable foreign antitrust law or regulation) with respect to the Merger as promptly as reasonably possible following execution and delivery of this Merger Agreement. Each of the parties agrees to use reasonable efforts to respond promptly to any request for additional information that may be received from any Governmental Entity in connection with the HSR filing or any filing under applicable foreign antitrust laws and regulations. Except as otherwise required by United States regulatory considerations, the Company will furnish to Parent copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "COMPANY HSR DOCUMENTS")) between the Company, or any of its representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Merger Agreement or the Merger; provided, however, that (i) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by Parent, copies will not be required to be provided to Parent and (ii) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Keating, Muething & Klekamp, P.L.L., should not be furnished to Parent because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to Parent shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P., pursuant to a confidentiality agreement containing terms reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "PARENT HSR DOCUMENTS")) between Parent or any of its representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Merger Agreement or the Merger; provided, however, that (i) with respect to documents and other materials filed by or on behalf of Parent with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and (ii) with respect to any Parent HSR Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent to furnish any such Parent HSR Documents to the Company shall be satisfied by the delivery of such Parent HSR Documents on a confidential basis to Keating, Muething & Klekamp, P.L.L. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

               (c) Notwithstanding the foregoing, nothing contained in this Merger Agreement shall be construed so as to require Parent, Sub, the Company or the Company Sub to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company, the Company Sub or the Surviving Corporation or to defend any lawsuits or other legal proceedings by a Governmental Entity, whether judicial or administrative, challenging this Merger Agreement or the consummation of the transactions contemplated hereby, or to seek to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed (or to require Parent, Sub, the Company or the Company Sub to agree to any of the foregoing).

         6.3 Stock Options and Warrant.

               (a) Immediately prior to the Effective Time of the Merger, each outstanding stock option granted under the Company Stock Plan to the Management Stockholders and Wead, and to each other option holder who is not cashed out on or prior to the Effective Time, that is vested or exercisable immediately prior to or at the Effective Time (a "VESTED OPTION" and, collectively, the "VESTED OPTIONS") shall be exercised and the Company shall issue that number of shares of Company Common Stock that the holder thereof is entitled to receive pursuant to such Vested Option, subject to any adjustment in the number of shares resulting from any cashless exercise thereof. The holders of Company Common Stock to be received upon exercise of the Vested Options shall be entitled to receive the Merger Consideration received by the Company Stockholders pursuant to Article III hereof. The Company's Board of Directors or any committee thereof responsible for the administration of the Company Stock Plans shall take any and all action necessary to effectuate the matters described in this Section 6.3(a) on or before the Effective Time. Schedule 6.3(a) to the Company's Disclosure Letter sets forth the number of shares of Company Common Stock authorized and available for issuance upon exercise of outstanding Vested Options and sets forth the exercise price for each such Vested Option. Any amounts payable pursuant to this Section 6.3 shall be subject to any required withholding of Taxes and shall be paid without interest. All other options granted by the Company (other than Vested Options) shall be canceled without any conversion thereof by the Company prior to the Effective Time and no consideration shall be delivered with respect thereto.

               (b) Immediately prior to the Effective Time of the Merger, the Warrant shall be exercised and the Company shall issue 5,100 shares of Company Common Stock to the holder thereof, subject to any adjustment in the number of shares resulting from a cashless exercise thereof. The holder of the Warrant shall be entitled to receive the Merger Consideration received by the Company Stockholders pursuant to Article III hereof. The Company's Board of Directors or any committee thereof responsible for overseeing the exercise of the Warrant shall take any and all action necessary to effectuate the matters described in this Section 6.3(b) on or before the Effective Time. Schedule 6.3(b) to the Company's Disclosure Letter sets forth the number of shares of Company Common Stock authorized and available for issuance upon exercise of the Warrant and the exercise price. The parties acknowledge, however, that the holder of the Warrant intends to effect a cashless exercise of the Warrant, and the Company Disclosure Letter does not reflect the number of shares that will be issued to the Warrant holder upon a cashless exercise of the Warrant.

         6.4 Payment of Accrued Dividends. On or before the Closing Date, the Company shall have paid all accrued dividends due to the holders of the Company Preferred Stock, as set forth on Schedule 4.1(c) of the Company Disclosure Letter. Notwithstanding the preceding, the Company may, prior to the Effective Time, upon approval of the holders of the Company Preferred Stock and the amendment of the Articles of Incorporation of the Company, issue a stock dividend to the holders of the Company Preferred Stock in lieu of and in complete satisfaction of the accrued dividends.

         6.5 Registration Rights Agreement. Parent, the Non-Management Stockholders, other than Wead, and Michael shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit C (the "REGISTRATION RIGHTS AGREEMENT"), which agreement shall be executed and delivered at the Closing.

         6.6 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Person, other than a Governmental Entity, or other legal or administrative proceeding is commenced by a Person, other than a Governmental Entity, that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         6.7 Public Announcements. Parent shall consult with the Company before issuing any press release or otherwise making any public statements with respect to this Merger Agreement and the transactions contemplated by this Merger Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that Parent may respond to questions from stockholders and inquiries from financial analysts and media representatives in a manner consistent with its past practice and may make such disclosures as may be required by applicable law or by obligations pursuant to any listing agreement with Nasdaq without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Merger Agreement shall be mutually agreed upon prior to the issuance thereof. The Company may not make any press release or public statements with respect to this Merger Agreement or the Merger without Parent's prior written consent.

         6.8 Other Actions. Except as contemplated by this Merger Agreement, neither Parent nor the Company shall take or agree or commit to take any action that is reasonably likely to result in any of its representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied.

         6.9 Advice of Changes. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on the Company or Parent, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with any state or federal Governmental Entity in connection with this Merger Agreement and the transactions contemplated hereby.

         6.10 Voting Agreements. Each of the Company Stockholders who is identified on Exhibit G attached hereto shall have executed a Voting Agreement to be delivered to Parent concurrently with the execution of this Merger Agreement (the "VOTING AGREEMENT").

         6.11 Stockholder Vote. The Company shall call a special meeting of the stockholders of the Company to be held no later than twenty (20) days following the execution of this Merger Agreement for the purpose of approving this Merger Agreement and the transactions contemplated hereunder and the Company's Board of Directors shall recommend that the stockholders of the Company vote for such approval.

         6.12 Registration of Form S-3. Parent shall use its best efforts to take all actions reasonably necessary from the time of signing through the Effective Time to maintain the right to register the Parent Common Stock on Form S-3. Parent shall comply with the requirements of Rule 144 as amended from time to time.

         6.13 Limitation on Michael's Representations and Warranties. It is understood and agreed by all parties to this Merger Agreement that notwithstanding anything to the contrary in the Michael Agreement or this Merger Agreement, if the Closing does not occur before June 1, 2002, the representations and warranties of Michael set forth in Section 4.1 of this Merger Agreement that in any manner relate to the business, operations, condition (financial or otherwise), prospects or results of the Company or the Company Sub, collectively "Company Condition", shall speak only as of March 22, 2002, rather than as of the date of the execution of this Merger Agreement, and shall not be considered for purposes of any indemnification Claim by an Indemnified Parent Party arising under Section 8.2(a) of this Merger Agreement to cover any change in the Company Condition that has occurred after that date.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               (a) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger or the Surviving Corporation.

               (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.6 hereof and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Merger Agreement.

               (c) Nasdaq National Market Listing. Parent shall cause the shares of Parent Common Stock issuable to the Company's Stockholders pursuant to this Merger Agreement to be approved for quotation on Nasdaq, subject to official notice of issuance.

         7.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent.

               (a) Representations and Warranties. Each of the representations and warranties of the Company and the Management Stockholders set forth in this Merger Agreement, the Company Disclosure Letter and all the Related Documents shall be true and correct in all material respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (except in connection with the circumstances set forth in Section
6.13 regarding the effective date of Michael's representations and warranties if the Merger has not been effected prior to June 1, 2002) and Parent shall have received a certificate dated the Closing Date on behalf of the Company by its president and controller to that effect.

               (b) Performance of Obligations of the Company. The Company and the Company Stockholders shall have performed in all material respects all obligations required to be performed by them under this Merger Agreement and the Related Documents at or prior to the Closing Date.

               (c) Lock-up Agreements. Parent, DeVille and Wead shall enter into Lock-up Agreements in the form attached hereto as Exhibit D (the "LOCK-UP AGREEMENTS"), which agreements shall be executed and delivered at the Closing.

               (d) Consents. All necessary consents shall have been obtained in connection with any third party Contracts of Company and Company Sub, including the consents, identified in Schedule 4.1(d)(ii), other than such consents, the failure of which to obtain would, in the reasonable determination of Parent, not have a Material Adverse Effect on the Company and Company Sub.

               (e) Employment Agreements. The employees identified in Exhibit E attached hereto (the "KEY EMPLOYEES"), shall have entered into Employment Agreements in the forms attached hereto as Exhibit F-1 and Exhibit F-2 (the "EMPLOYMENT AGREEMENTS"), which agreements shall be delivered at the Closing. The Company and each of the Management Stockholders shall use their best efforts to cause each Key Employee to execute an Employment Agreement with Parent on or prior to the Closing.

               (f) Noncompetition; Nonsolicitation. Each Management Stockholder and Wead shall have entered into a noncompetition and nonsolicitation agreement in the form attached hereto as Exhibit B, (the "NONCOMPETITION AND NONSOLICITATION AGREEMENTS"), which agreements shall be delivered by such Persons at the Closing.

               (g) Escrow Agreement. Each of the Escrow Agent, Parent and the representative of the Company Stockholders ("STOCKHOLDER REPRESENTATIVE") shall have executed an Escrow Agreement, dated as of the Closing, in the form attached hereto as Exhibit H, which agreement shall be delivered at the Closing and shall be in full force and effect.

               (h) Opinion. The Company shall have furnished Parent with a favorable opinion, dated the Closing Date, of its counsel, Keating, Muething & Klekamp, P.L.L., and a favorable opinion, dated the Closing Date, of counsel to the Venture Stockholders, Frost Brown Todd LLC, in form and substance reasonably satisfactory to the Company and its counsel.

               (i) Exercise of Vested Options and Warrant. The Company shall have taken all actions necessary to issue the respective shares of Company Common Stock issuable upon exercise of the Vested Options and the Warrant prior to the Effective Time, as adjusted for any cashless exercise thereof, and to issue any shares of Company Capital Stock to the holders of the Company Preferred Stock pursuant to Section 6.4.

               (j) Consent of Company Auditors. The Company shall have received from Joseph DeCosimo and Company all necessary consents to include the Company's Audited Financial Statements for the fiscal years 1999 and 2000 in Parent's filings with the SEC.

         7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

               (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub set forth in this Merger Agreement, the Parent Disclosure Letter and the Related Documents shall be true and correct in all material respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate dated the Closing Date by a duly authorized officer of Parent to that effect.

               (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Merger Agreement and the Related Documents at or prior to the Closing Date.

               (c) Registration Rights Agreement. Parent shall have entered into the Registration Rights Agreement with Michael, all of the Non-Management Stockholders (other than Wead), any stockholders who hold Company Common Stock as a result of having exercised their Vested Options, the Stockholder Representative and A.G. Edwards & Sons, Custodian for Timothy A. Michael, which Registration Rights Agreement shall be executed and delivered at the Closing.

               (d) Opinion. Parent shall have furnished the Company with an opinion of Fulbright & Jaworski L.L.P., dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel.

                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         8.1 Survival of Representations and Warranties. All representations, warranties, covenants and obligations of the Company, the Company Sub, any Company Stockholders, Parent and Sub in this Merger Agreement, the Company Disclosure Letter, and the Related Documents shall survive the Closing Date and continue in full force and effect until twelve (12) months after the Closing Date, except that, notwithstanding anything to the contrary contained in this Merger Agreement, (i) any breach of a representation or warranty set forth in
Section 4.1(m) or Section 4.1(r) shall survive until the expiration of the applicable statute of limitation, including any extensions thereof, and (ii) if notice of a Claim (as hereafter defined) is given under Article VIII prior to such expiration date, such Claim shall continue indefinitely until such Claim is finally resolved; provided, however, that the availability of equitable remedies for any breach of any covenant or agreement pursuant to Article VIII shall survive indefinitely.

         8.2 Indemnification by the Company and the Company Stockholders.

               (a) The Company and the Company Stockholders shall be obligated to indemnify save and hold harmless Parent, its directors, officers, employees, Affiliates, agents and assigns (each an "INDEMNIFIED PARENT PARTY"), from and against any and all Losses (whether or not arising out of third-party claims) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively with Losses, "DAMAGES") incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by the Company or by any Management Stockholder in this Merger Agreement, the Company Disclosure Letter or in any of the Related Documents delivered pursuant hereto, (ii) any breach of any covenant, obligation or agreement made by the Company or any Management Stockholder in this Merger Agreement or in any of the Related Documents delivered pursuant hereto, and
(iii) any claim by any Person against Parent, Sub or the Surviving Corporation for broker's or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company (or any person acting on the Company's behalf) in connection with the Merger.

               (b) In addition to the indemnification obligations pursuant to
Section 8.2(a) hereof and notwithstanding anything contained herein to the contrary, the Company and the Company Stockholders shall be obligated to indemnify, hold harmless, pay and reimburse Indemnified Parent Parties for all Damages, in the aggregate, up to the amount of the Merger Consideration, but limited for each Company Stockholder to each such Company Stockholder's Pro Rata Share (except to the extent set forth below), without regard to any of the limitations set forth in Sections 8.1 or 8.6, that are caused by (i) fraud and/or "INTENTIONAL MISREPRESENTATION" by the Company or either of the Management Stockholders of any of their representations and warranties contained in this Merger Agreement, the Company Disclosure Letter or any of the Related Documents, and (ii) knowing, intentional or willful breaches by the Company or either of the Management Stockholders of their covenants or agreements contained in this Merger Agreement or any of the Related Documents to which they are parties; provided, however, that each Company Stockholder shall, with respect to items (i) and (ii) of this Section 8.2(b) be liable only for Damages (A) arising out of his, her or its own fraud or Intentional Misrepresentation or knowing, intentional or willful breaches of his, her or its covenants or agreements contained in this Merger Agreement or any of the Related Documents to which he, she or it is a party, and (B) up to the amount of the Merger Consideration received by such Company Stockholder. For purposes of this Merger Agreement, "INTENTIONAL MISREPRESENTATION" by the Company or the Management Stockholders shall mean a willful and intentional misrepresentation of any facts, information or other matters that are the subject of their representations and warranties or disclosures contained in this Merger Agreement, the Company Disclosure Letter or any of the Related Documents or that are the subject of the covenants or agreements of the Company or the Management Stockholders contained in this Merger Agreement or any of the Related Documents to which they are parties. In determining whether an Intentional Misrepresentation occurred regarding any representations and warranties by the Company or the Management Stockholders, the Management Stockholders shall not be deemed responsible for any other Person's knowledge or intent nor shall there be any constructive or imputed knowledge.

               (c) The Management Stockholders and the Company each agree to notify Parent of any liabilities, claims or misrepresentations, breaches or other matters covered by this

Article VIII upon discovery or receipt of notice thereof (other than from Parent), whether before or after the Closing. Notwithstanding anything in this
Section 8.2 to the contrary, the Company shall not have any indemnification obligations pursuant to this Section 8.2 after the Effective Time of the Merger.

         8.3 Indemnification by Parent.

               (a) Parent and Sub shall jointly and severally indemnify, save and hold harmless the Company Stockholders and their directors, officers, employees, Affiliates, agents and assigns (each an "INDEMNIFIED COMPANY PARTY" and together with an Indemnified Parent Party, an "INDEMNIFIED PARTY") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Parent or Sub in this Merger Agreement, the Parent Disclosure Letter or any of the Related Documents delivered pursuant hereto or thereto, (ii) any breach of any covenant or agreement made by Parent or Sub in this Merger Agreement or any of the Related Documents delivered pursuant hereto or thereto, or (iii) any claim by any Person for broker's or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Parent or Sub (or any Person acting on Parent's or Sub's behalf) in connection with the Merger.

               (b) In addition to the indemnification obligations pursuant to
Section 8.3(a) hereof and notwithstanding anything contained herein to the contrary, Parent and Sub jointly and severally agree to indemnify, hold harmless, pay and reimburse Indemnified Company Parties for all Damages, without regard to any of the limitations set forth in Sections 8.1 or 8.6, that are caused by (i) fraud and/or Intentional Misrepresentation by Parent or Sub of their representations and warranties contained in this Merger Agreement, the Parent Disclosure Letter or any of the Related Documents, and (ii) knowing, intentional or willful breaches by Parent or Sub of their covenants or agreements contained in this Merger Agreement or any of the Related Documents to which they are parties; provided, however, that Parent and Sub shall be liable under this Section 8.3(b) only for Damages in an amount not to exceed $50,000,000. For purposes of this Merger Agreement, "INTENTIONAL MISREPRESENTATION" by Parent or Sub shall mean a willful and intentional misrepresentation of any facts, information or other matters that are the subject of their representations and warranties or disclosures contained in this Merger Agreement, the Parent Disclosure Letter or any of the Related Documents or that are the subject of the covenants or agreements of Parent or Sub contained in this Merger Agreement or any of the Related Documents to which they are parties.

               (c) Each of Parent and Sub agrees to notify the Company of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VIII upon discovery or receipt of notice thereof (other than from the Company), whether before or after the Closing.

         8.4 Damages. The term "Damages" as used in Section 8.2 and 8.3 is not limited to matters asserted by third parties against any Indemnified Party, but includes Damages incurred or sustained by an Indemnified Party in the absence of third party claims. Payments by any Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not be a condition precedent to recovery. Subject to Section 8.6(a), 8.6(b) and 8.6(d), the rights and remedies provided in this Article VIII shall be exclusive as to any Damages incurred by a party under this Merger Agreement and the Related Documents; provided, however, that nothing herein shall preclude a party from exercising its rights under this Merger Agreement, the Related Documents and applicable law to such equitable remedies as may be available, including without limitation, specific performance and injunctions.

         8.5 Procedure

               (a) Cooperation. The Indemnified Party shall cooperate in all reasonable respects with the indemnifying party and its representatives (including, without limitation, its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may at its own cost participate in negotiations, arbitration and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

               (b) Defense of Claim. If a claim for Damages (a "CLAIM") is to be made by an Indemnified Party against the indemnifying party, the Indemnified Party shall give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VIII. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within five (5) Business Days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder for any purpose shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been materially damaged by such failure. After such notice, except as provided in the following sentence, if the indemnifying party shall acknowledge in writing to the Indemnified Party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice but, in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such action or proceedings (including any impleaded parties) include both the indemnifying party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the indemnifying party, in which event the Indemnified Party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the Indemnified Party. The Company Stockholders may assume the defense of a lawsuit or action as described in the preceding sentence only if the Company Stockholders agree to be responsible for all Claims for Damages related to such lawsuit or action or if there are sufficient moneys available held pursuant to the Escrow Agreement to cover all such Claims for Damages.

         If the indemnifying party fails to assume the defense of such lawsuit or action within five (5) Business Days after receipt of the Claim Notice, the Indemnified Party against which such lawsuit or action has been asserted shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party. In the event the Indemnified Party assumes the defense of the lawsuit or action, the Indemnified Party shall keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Article VIII and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

         8.6 Limitation on Indemnification After the Effective Time.

               (a) The Indemnified Parent Parties may not recover Damages after the Effective Time from the Company and the Company Stockholders pursuant to
Section 8.2(a) until their aggregate Damages exceed $1,000,000 (the "THRESHOLD"); provided, however, that if the aggregate amount of Damages for which such parties are seeking indemnification pursuant to Section 8.2(a) exceeds the Threshold then such Indemnified Parent Parties may recover only the amount of such Damages that exceeds the Threshold. Notwithstanding the foregoing, (i) the maximum, aggregate amount of Damages for which the Company and the Company Stockholders shall be liable pursuant to Section 8.2(a) shall be $15,000,000 (the "MAXIMUM INDEMNIFICATION AMOUNT"); provided, however, that the Maximum Indemnification Amount shall not limit the amount of Damages for which the Company and the Company Stockholders shall be liable pursuant to Section 8.2(b); and (ii) with respect to indemnification of any Claim pursuant to
Section 8.2(a), each Company Stockholder shall only be responsible for his Pro-Rata Share of any Damages arising from each Claim limited to, in the aggregate for all such Claims, such Company Stockholder's Pro-Rata Share of the Maximum Indemnification Amount. Amounts due as a result of indemnification herein shall, in the sole discretion of the Stockholder Representative, be paid by (i) selling shares of Parent Common Stock and distributing the net proceeds thereof to Parent in connection with the payment of any Claim, (ii) paying any such Claim from the Cash Merger Consideration deposited in the Escrow, or (iii) returning to Parent shares of Parent Common Stock (collectively, "PAYMENT ALTERNATIVES"). Stockholder Representative shall be entitled to elect any or all of the Payment Alternatives in connection with the payment of a Claim from the Escrow Amount, provided, however, in no event shall Stockholder Representative be entitled to pay more than 50% of any Claim by the delivery to Parent of shares of Parent Common Stock. Any shares of Parent Common Stock that are returned to Parent as partial payment of a Claim shall be valued at their average daily closing price as reported on the Nasdaq during the ten (10) trading days ending on the day immediately preceding the date such shares are distributed to Parent by the Escrow Agent. Nothing contained herein, however, shall (i) preclude Parent from bringing an action for specific performance or other available equitable remedy for a breach of any covenant or agreement under
Section 8.2, or (ii) constitute a waiver by Parent or a limitation of its rights or remedies against the Company or the Company Stockholders based on fraud or Intentional Misrepresentation. Notwithstanding anything to the contrary contained herein, the indemnification obligations of the Company and the Company Stockholders under Section 8.2(a) and the $5 million of Merger Consideration returnable to Parent under the circumstances described in Section 3.3 of the Agreement shall be satisfied only from the funds held in the Escrow Account; provided, however, that after the termination of the Escrow Account, any Damages arising from any Claim brought pursuant to

Section 8.2(a) due to a breach of Section 4.1(m) or 4.1(r) shall be paid, subject to the Threshold, by the Company Stockholders in accordance with each Company Stockholder's Pro Rata Share.

               (b) Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purposes of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

               (c) The Company Stockholders agree that, at the Closing, Parent shall deliver the Escrow Amount to the Escrow Agent for deposit in the Escrow Account. Parent shall deposit such funds and Parent Common Stock with the Escrow Agent. The funds shall be held, invested and disbursed in accordance with the terms of the Escrow Agreement. The Company Stockholders and Parent agree to give promptly any necessary instructions through the Stockholder Representative to the Escrow Agent to cause such funds and Parent Common Stock to be placed in the Escrow Account. Subject to the conditions in Section 3.3 of this Merger Agreement, at the expiration of the twelve (12)-month Escrow Account term set forth in Section 4 of the Escrow Agreement, any amounts of cash or Parent Common Stock not subject to Claims made by Indemnified Parent Parties shall be distributed in accordance with the terms of the Escrow Agreement.

               (d) An Indemnified Company Party may not recover Damages from Parent pursuant to Section 8.3(a) until the aggregate amount of Damages relating to such Claims for which such Indemnified Company Party, in the aggregate, is seeking indemnification under Section 8.3(a) exceeds the Threshold; provided, however, that if the aggregate amount of Damages for which such Indemnified Company Party is seeking indemnification pursuant to Section 8.3(a) exceeds the Threshold, such Indemnified Company Party may recover only the amount of all such Damages that exceeds the Threshold. Notwithstanding the foregoing, the maximum amount of Damages for which Parent shall be liable pursuant to Section 8.3(a) shall be the Maximum Indemnification Amount. Nothing contained herein, however, shall (i) preclude any Company Stockholder from bringing an action for specific performance or other available equitable remedy for a breach of any covenant or agreement under Section 8.3 or (ii) constitute a waiver by any Company Stockholder or a limitation of the rights or remedies of any Company Stockholder against Parent or Sub based on fraud or Intentional Misrepresentation.

               (e) Neither (i) the termination of the representations or warranties contained herein, nor (ii) the expiration of the indemnification obligations described above, shall affect the rights of an Indemnified Party in respect of any Claim made by such party received by the indemnifying party prior to the expiration of the applicable survival period provided herein.

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

         9.1 Termination. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

               (a) by mutual written consent of the Company and Parent;

               (b) by either the Company or Parent if the average per share daily closing price of Parent Common Stock as reported on Nasdaq during the 5 consecutive trading days ending on the day immediately prior to the Closing Date is greater than 125% or less than 75% of the Average Price of Parent Common Stock.

               (c) by either the Company or Parent if (A) the Merger shall not have been consummated within the later of (i) 60 days after the signing of this Merger Agreement by the parties (provided that the right to terminate this Merger Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or (ii) the date that all filings and approvals required pursuant to Section 7.1(a) have been completed or obtained, but in no event later than one hundred twenty (120) days after the signing of this Merger Agreement by the parties; or (B) any court of competent jurisdiction, or some other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (the "TERMINATION DATE");

               (d) by Parent if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Merger Agreement to be complied with or performed by the Company at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by the Company of notice of such breach and is existing at the time of termination of this Merger Agreement); or (ii) any of the representations and warranties of the Company or the Management Stockholders contained in this Merger Agreement shall not have been true and correct in any material respect when made (provided such breach has not been cured within 30 days following receipt by the Company of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Closing Date as if made on and as of the Effective Time (except to the extent it relates to a particular date); or

               (e) by the Company if (i) Parent or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Merger Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Parent of notice of such breach and is existing at the time of termination of this Merger Agreement); or (ii) any representations and warranties of Parent or Sub contained in this Merger Agreement shall not have been true and correct in any material respect when made (provided such breach has not been cured within 30 days following receipt by Parent of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Effective Time as if made on and as of the Closing Date (except to the extent it relates to a particular date).

         9.2 Effect of Termination. Each party's right of termination under
Section 9.1(d) or Section 9.1(e), respectively, is in addition to any other rights it may have under this Merger Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Merger Agreement is terminated pursuant to Section 9.l, all obligations of the parties under this Merger Agreement shall terminate, except that the obligations of the parties in the last sentence of Section 6.1, Section 9.2 and Section 10.1 will survive, provided, however, that if this Merger Agreement is terminated by Parent pursuant to Section 9.1(d), the Company pursuant to Section 9.1(e), or because one or more of the terminating party's obligations under this Merger Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Merger Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

         9.3 Amendment. This Merger Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before the Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Merger Agreement, and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

         10.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time pursuant to the terms of Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Merger Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

         10.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following address or facsimile number, or to such other address or addresses or facsimile number or numbers, as such person may subsequently designate by notice given hereunder:

               (a) if to Parent or Sub, to:

                      On Assignment, Inc.
                      26651 West Agoura Road
                      Calabasas, California 91302
                      Attention: Dr. Joe Peterson, President and
                                 Chief Executive Officer
                      Fax: (818) 878-7930

with a copy to:

                      Fulbright & Jaworski L.L.P.
                      865 S. Figueroa Street, 29th Floor
                      Los Angeles, California 90017-2576
                      Attention: David A. Ebershoff, Esq.
                      Fax: (213) 680-4518
and

               (b) if to the Company, to:

                      Health Personnel Options Corporation
                      8150 Corporate Park Drive, Suite 300
                      Cincinnati, Ohio 45242
                      Attention: J. William DeVille
                      Fax: (513) 891-6145

with a copy to:

                      Keating, Muething & Klekamp, P.L.L.
                      1400 Provident Tower
                      One East Fourth Street
                      Cincinnati, Ohio 45202
                      Attention: Joseph P. Rouse, Esq.
                      Fax: (513) 579-6457

                      and to:

                      Frost Brown Todd LLC
                      2200 PNC Center
                      201 East Fifth Street
                      Cincinnati, Ohio 45202-4182
                      Attention: John S. Stith, Esq.
                      Fax: (513) 651-6889

               (c) If to Michael:

                      Timothy A. Michael
                      4165 Rose Hill Avenue
                      Cincinnati, Ohio 45229

with a copy to:

                      Porter, Wright, Morris & Arthur, LLP
                      41 South High Street
                      Columbus, Ohio 43215-6194
                      Attention: K. Michael Taylor, Esq.

               (d) If to DeVille:

                      William DeVille
                      130 Shoemaker Dr.
                      Loveland, Ohio 45140

with a copy to:

                      Baker & Hostetler LLP
                      312 Walnut Street, Suite 2650
                      Cincinnati, Ohio 45202-4038
                      Attention: William Appleton, Esq.

               (e) Parent also agrees to provide notice to:

                      MLK, Inc.*
                      75 Rhode Island Ave. So.
                      Golden Valley, Minnesota 55426
                      Attention: Martin Kieffer
                      Fax: (763) 512-3854

with a copy to:

                      Maslon Edelman Borman & Brand, LLP
                      3300 Wells Fargo Center
                      Minneapolis, Minnesota 55402
                      Attention: Neil I. Sell
                      Fax: (612) 642-8337

*  MLK, Inc. is not a signatory to this Merger Agreement.

         10.4 Interpretation. When a reference is made in this Merger Agreement to Sections, such reference shall be to a Section of this Merger Agreement unless otherwise indicated. The table of contents, definitions and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the word "include," "includes" or "including" is used in this Merger Agreement, it shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Merger Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         10.5 Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.6 Entire Agreement; No Third-Party Beneficiaries. This Merger Agreement (together with the Related Documents and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Article VIII, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         10.7 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof, except to the extent the DGCL or the Ohio Law mandatorily applies to the mechanics of the Merger.

         10.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Merger Agreement or makes the Merger Agreement impossible to perform, in which case this Merger Agreement may be terminated by any party pursuant to Article IX hereof. Except as otherwise contemplated by this Merger Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section
6.6 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         10.9 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         10.10 Enforcement of the Merger Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in Delaware in the event any dispute between the parties hereto arises out of this Merger Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Merger Agreement in any court other than a federal or state court sitting in Delaware.

         10.11 Performance by Sub. Parent hereby agrees to cause Sub to comply with the obligations under this Merger Agreement.

         10.12 Severability. If any one or more of the provisions contained in this Merger Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close to possible to that of the invalid, illegal or unenforceable provisions.

         10.13 Titles and Section Headings. The titles and section headings of this Merger Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties hereto.

         10.14 Further Assurances. The parties hereto agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request, for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         IN WITNESS WHEREOF, each party has caused this Merger Agreement to be signed by its officers thereunto duly authorized, all as of the date first written above.


                                        HEALTH PERSONNEL OPTIONS CORPORATION


                                        By: ____________________________________
                                        J. William DeVille
                                        Executive Vice President and Secretary


                                        ON ASSIGNMENT, INC.


                                        By: ____________________________________
                                        Dr. Joe Peterson
                                        Chief Executive Officer


                                        ON ASSIGNMENT ACQUISITION CORP.


                                        By: ____________________________________
                                        Dr. Joe Peterson
                                        Chief Executive Officer


                                        MANAGEMENT STOCKHOLDERS


                                        ________________________________________
                                        Timothy A. Michael


                                        ________________________________________
                                        J. William DeVille

                                        SOLELY FOR PURPOSES OF SECTIONS 3.3,
                                        6.5, 6.10 AND ARTICLE VIII:


                                        VENTURE STOCKHOLDERS


                                        RIVER CITIES CAPITAL FUND LIMITED
                                        PARTNERSHIP


                                        By: ____________________________________
                                        R. Glen Mayfield, Vice President of
                                        Mayson, Inc., the General Partner of
                                        River Cities Management Limited
                                        Partnership, the General Partner of
                                        River Cities Capital Fund Limited
                                        Partnership


                                        RIVER CITIES CAPITAL FUND II LIMITED
                                        PARTNERSHIP


                                        By: ____________________________________
                                        R. Glen Mayfield, Vice President of
                                        Mayson, Inc., the General Partner of
                                        River Cities Capital Fund II Limited
                                        Partnership


                                        CASTELLINI MANAGEMENT COMPANY LIMITED
                                        PARTNERSHIP


                                        By: ____________________________________
                                        Christopher L. Fister, Secretary of
                                        Robert H. Castellini Holding Company,
                                        Inc., the General Partner of Castellini
                                        Management Company Limited Partnership

                                    EXHIBIT A

                          NON-MANAGEMENT STOCKHOLDERS(1)


1.  River Cities Capital Fund Limited Partnership
2.  River Cities Capital Fund II Limited Partnership
3.  Castellini Management Company Limited Partnership
4.  MLK, Inc.
5.  R. Patrick Perkins
6.  Cynthia G. Falk


--------

(1) This list identifies only the current non-management stockholders of the Company, specifically excluding all those holders of Company stock options who are not currently Company Common Stockholders and who will receive shares of Company Common Stock upon exercise of their options.

                                    EXHIBIT B

              FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

                                    EXHIBIT C

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT D

                            FORM OF LOCK-UP AGREEMENT

                                    EXHIBIT E

                                  KEY EMPLOYEES

1.  J. William DeVille
2.  Kenneth Wead

                                    EXHIBIT F

                          FORM OF EMPLOYMENT AGREEMENT

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                                    EXHIBIT G

                    STOCKHOLDERS EXECUTING VOTING AGREEMENTS

1.  River Cities Capital Fund Limited Partnership
2.  River Cities Capital Fund II Limited Partnership
3.  Castellini Management Company Limited Partnership
4.  MLK, Inc.
5.  Timothy A. Michael
6.  J. William DeVille
7.  A.G. Edwards & Sons, custodian for Timothy A. Michael
8.  A.G. Edwards & Sons, custodian for J. William DeVille

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                                    EXHIBIT H

                            FORM OF ESCROW AGREEMENT